                  CONFIDENTIAL FOR USE OF THE COMMISSION ONLY

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1997

                                                               FILE NO. 0-19658

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                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Confidential for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                          TUESDAY MORNING CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



     (Name of Person Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11
    ("Rule 0-11").

  (1) Title of each class of securities to which transaction applies:

      Common Stock, par value $.01 per share ("Common Stock"), of Tuesday Morning Corporation.

  (2) Aggregate number of securities to which transaction applies:

      13,166,544 shares of Common Stock (includes 1,248,863 underlying options to purchase shares of Common Stock).

  (3) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11: The average of the high and low sale price for shares of Common Stock on September 19, 1997 on the Nasdaq National Market was $23.88 per share.

  (4) Proposed maximum aggregate value of transaction:

      13,166,544 shares of Common Stock x $23.88 per share = $314,417,070.72.

  (5) Total fee paid:

      $62,883.41 (wired to Mellon Bank, N.A. on September 23, 1997).

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration No.:

  (3) Filing Party:

  (4) Date Filed:

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

                [TUESDAY MORNING CORPORATION LOGO APPEARS HERE]

                                                               November  , 1997

Dear Stockholder:

  You are cordially invited to attend the Special Meeting of the stockholders of Tuesday Morning Corporation to be held at the offices of Tuesday Morning, 14621 Inwood Road, Dallas, Texas on December , 1997 at 10:00 a.m. (local time).

  At this important meeting, you will be asked to consider and vote upon a proposed merger of Tuesday Morning Acquisition Corp., a wholly owned subsidiary of Madison Dearborn Partners II, L.P., into Tuesday Morning. In the proposed merger, Tuesday Morning will become a wholly owned subsidiary of an affiliate of Madison Dearborn and holders of Tuesday Morning common stock will be entitled to receive $25.00 in cash for each share of their Tuesday Morning common stock. The enclosed Proxy Statement provides a detailed description of the matters to be considered at the Special Meeting and extensive information concerning Tuesday Morning and the proposed merger.

  Consummation of the merger is subject to a number of conditions, including Madison Dearborn obtaining the necessary financing. Accordingly, even if the stockholders approve the merger, there can be no assurance that the merger will be consummated.

  Each of Jerry M. Smith, President and Chief Operating Officer of the Company, and myself have entered into agreements with Madison Dearborn under which Madison Dearborn has the power to vote our 2,753,157 shares or 23.1% (3,896,757 shares or 29.8% on a fully diluted basis) of the Company's common stock in favor of the merger.

  AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL PRESENTED AT THE SPECIAL MEETING.

  It is important that your shares be present at the Special Meeting, regardless of the number you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend. This will not prevent you from voting your shares in person if you subsequently choose to attend. As soon as practicable after the effectiveness of the merger, you will receive instructions for surrendering your Tuesday Morning share certificates in exchange for $25.00 in cash and a letter of transmittal to be used for this purpose. You should not submit your share certificates for exchange until you have received such instructions and the letter of transmittal.

                                          Sincerely yours,

                                          Lloyd L. Ross
                                          Chairman of the Board and
                                          Chief Executive Officer

                [TUESDAY MORNING CORPORATION LOGO APPEARS HERE]

                          TUESDAY MORNING CORPORATION
                               14621 INWOOD ROAD
                              DALLAS, TEXAS 75244

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER  , 1997

                               ----------------

To the holders of Common Stock of
Tuesday Morning Corporation:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Tuesday Morning Corporation (the "Company") will be held at the Company's headquarters, located at 14621 Inwood Road, Dallas, Texas, on December , 1997 at 10:00 A.M., local time, for the following purposes:

    (i) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated September 12, 1997, among the Company, Madison Dearborn Partners II, L.P., a Delaware limited partnership ("Madison Dearborn"), and Tuesday Morning Acquisition Corp. (the "Merger Subsidiary"), a Delaware corporation and a wholly owned subsidiary of Madison Dearborn, pursuant to which (i) the Merger Subsidiary will be merged into the Company and (ii) each share of common stock of the Company will be converted automatically into the right to receive $25.00 per share in cash; and

    (ii) To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

  Holders of shares of the Company's common stock have the right to dissent from the merger and to demand appraisal of, and payment for, their shares of common stock by following the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware, a copy of which section is attached hereto as Appendix C and summarized under "The Merger--Appraisal Rights of Dissenting Stockholders" in the accompanying Proxy Statement.

  The Board of Directors has fixed the close of business on October 28, 1997 as the record date for the determination of stockholders entitled to receive notice of, and vote at, the Special Meeting and any adjournment thereof.

  A form of proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany and form a part of this notice.

                                          By order of the Board of Directors,

                                          Mark E. Jarvis
                                          Secretary

November  , 1997
Dallas, Texas

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON, EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                [TUESDAY MORNING CORPORATION LOGO APPEARS HERE]

                          TUESDAY MORNING CORPORATION
                               14621 INWOOD ROAD
                              DALLAS, TEXAS 75244

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER  , 1997

                               ----------------

  This Proxy Statement is furnished to stockholders of Tuesday Morning Corporation, a Delaware corporation ("Tuesday Morning" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders to be held on December
 , 1997, and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the Special Meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders of the Company on or about November , 1997.

  At the Special Meeting, holders of the Company's common stock will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated September 12, 1997 (the "Merger Agreement"), among Madison Dearborn Partners II, L.P., a Delaware limited partnership ("Madison Dearborn"), Tuesday Morning Acquisition Corp. (the "Merger Subsidiary"), a Delaware corporation and a wholly owned subsidiary of Madison Dearborn, and the Company, pursuant to which (i) the Merger Subsidiary will be merged (the "Merger") into the Company and (ii) each share of common stock of the Company will be converted automatically into the right to receive $25.00 per share in cash. A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement.

  Only holders of record of common stock at the close of business on October 28, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, the Company had issued and outstanding, and entitled to vote at the Special Meeting 12,322,230 shares of common stock.

  The presence, either in person or by properly executed proxy, of the holders of record of a majority of the Company's common stock outstanding on the Record Date is necessary to constitute a quorum at the Special Meeting. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of the outstanding shares of common stock. Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Abstentions and broker non-votes will be counted toward determining whether a quorum is present at the Special Meeting. Votes submitted as abstentions on the Merger will be counted as votes against the Merger. Broker non-votes will not count for or against the Merger at the Special Meeting.

  As an inducement to Madison Dearborn to offer to acquire the Company, Lloyd
L. Ross, the Company's Chairman of the Board and Chief Executive Officer, and Jerry M. Smith, the Company's President and Chief Operating Officer, entered into option agreements with Madison Dearborn. Under the terms of the option agreements, Messrs. Ross and Smith granted to Madison Dearborn an option to purchase all of their shares of the Company's common stock and an irrevocable proxy to vote their shares at the Special Meeting for the approval of the Merger Agreement. As a result of these option agreements, Madison Dearborn has the power to vote 2,753,157 shares or 23.1% (or, giving effect to the exercise of stock options, 3,896,757 shares or 29.8%) of the Company's outstanding shares of common stock for approval of the Merger Agreement.

  Holders of shares of the Company's common stock have the right to dissent from the Merger and to demand appraisal of, and payment for, their shares by following the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware, a copy of which section is attached hereto as Appendix C and summarized under "Special Factors--Dissenter's Rights" and "The Merger--Appraisal Rights of Dissenting Stockholders" in the accompanying Proxy Statement.

  Consummating the Merger is subject to a number of additional conditions, including Madison Dearborn obtaining the necessary financing. Accordingly, even if stockholders approve the Merger, there can be no assurance that the Merger will be consummated.

  The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i) for approval of the Merger Agreement and (ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof. Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the Special Meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

                                     (ii)

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY OF PROXY STATEMENT................................................   3
  Parties to the Merger...................................................   3
  Special Meeting.........................................................   3
  Merger..................................................................   4
  Reasons for the Merger and Recommendation of the Company's Board of
   Directors..............................................................   4
  Opinion of Financial Advisor............................................   5
  Effective Time of the Merger............................................   5
  Conflicts of Interest...................................................   5
  Rights of Dissenting Stockholders.......................................   6
  Federal Income Tax Consequences.........................................   7
  Accounting Treatment....................................................   7
  Financing of the Merger.................................................   7
  Conditions of the Merger................................................   7
  No Solicitation.........................................................   7
  Termination.............................................................   8
  Termination Fee.........................................................   9
  Exchange of the Company Stock Certificates..............................   9
  Market Prices for Common Stock and Dividends............................   9
  Summary Financial Information...........................................  10
THE SPECIAL MEETING.......................................................  13
  General.................................................................  13
  Record Date; Quorum.....................................................  13
  Vote Required...........................................................  13
  Proxies.................................................................  13
  Other Matters to be Considered..........................................  13
  Solicitation of Proxies.................................................  14
SPECIAL FACTORS...........................................................  15
  Background of the Merger................................................  15
  Reasons for the Merger and Recommendation of the Company's Board of
   Directors..............................................................  17
  Position of Messrs. Smith and Ross as to Fairness of the Merger.........  19
  Opinion of Financial Advisor............................................  20
  Position of Madison Dearborn as to Fairness of the Merger...............  25
  Madison Dearborn's Reasons for the Merger...............................  25
  Conflicts of Interest...................................................  25
  Effective Time and Consequences of the Merger...........................  28
  Federal Income Tax Consequences.........................................  29
  Dissenter's Rights......................................................  30
THE MERGER................................................................  31
  Exchange of Certificates Representing the Common Stock..................  31
  Treatment of Outstanding Options........................................  32
  Conditions to Merger....................................................  32
  Amendment of the Merger Agreement; Waiver of Conditions.................  32
  Conduct of Business Pending the Merger..................................  33
  No Solicitation.........................................................  33
  Termination of Merger Agreement.........................................  34
  Fees and Expenses.......................................................  34
  Representations and Warranties..........................................  35
  Certain Regulatory Matters..............................................  36

                                                                          PAGE
                                                                          ----
  Indemnification........................................................  36
  Directors' and Officers' Insurance.....................................  36
  Financing..............................................................  37
  Appraisal Rights of Dissenting Stockholders............................  37
CERTAIN INFORMATION CONCERNING MADISON DEARBORN, MERGER SUBSIDIARY AND
 AFFILIATES..............................................................  40
BENEFICIAL OWNERSHIP OF COMMON STOCK.....................................  42
STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING............................  43
INDEPENDENT PUBLIC ACCOUNTANTS...........................................  43
DOCUMENTS INCORPORATED BY REFERENCE......................................  43
Appendix A-AGREEMENT AND PLAN OF MERGER.................................. A-1
Appendix B-OPINION OF SBC WARBURG DILLON READ INC........................ B-1
Appendix C-SECTION 262 OF THE DELAWARE GENERAL CORPORATE LAW............. C-1

                           SUMMARY OF PROXY STATEMENT

  The following is a summary of certain information contained elsewhere in this Proxy Statement. The summary is necessarily incomplete and selective and is qualified in its entirety by the more detailed information contained in this Proxy Statement, including the appendices hereto. Stockholders are urged to read this Proxy Statement and its appendices in their entirety before voting.

PARTIES TO THE MERGER

  The Company. The Company operates under the name "Tuesday Morning" a chain of 315 deep discount retail stores in 33 states. As a deep discount retailer, the Company purchases closeout merchandise at prices generally ranging from 10% to 50% of normal wholesale prices and sells the merchandise at prices that are 50% to 80% lower than retail prices generally charged by department and specialty stores. Merchandise offered by Tuesday Morning stores primarily consists of crystal, dinnerware, silver serving pieces, gourmet housewares, bathroom, bedroom and kitchen accessories, linens and domestics, Christmas trim, luggage, toys, stationery and silk plants. The Company's strategy is to target middle and upper income customers, to offer high quality merchandise and to open its stores for seven annual "sales events" that last from four to seven weeks, while closing them for the remaining weeks of the year. Tuesday Morning stores are not in use when there are no sales events, other than to house inventory and to restock for the next sales event.

  The Company's principal executive offices are located at 14621 Inwood Road, Dallas, Texas 75244, and its telephone number is (972) 387-3562.

  Madison Dearborn. Madison Dearborn is the general partner of Madison Dearborn Capital Partners II, L.P. (the "Fund"), a $925 million investment fund raised in 1996. Prior to the consummation of the Merger, Madison Dearborn will assign its rights under the Merger Agreement to the Fund. The general partner of Madison Dearborn is Madison Dearborn Partners, Inc. ("Partners"), a private equity firm based in Chicago which invests primarily in management buyouts and special equity transactions involving middle-market companies. Partners manages a portfolio in excess of $2 billion, including the Fund and Madison Dearborn Capital Partners, L.P., a $550 million investment fund raised in 1993. Through its investment funds, Partners focuses on investments in several specific sectors, including consumer, industrial, communications, natural resources and health care services.

  Madison Dearborn's principal executive offices are located at Three First National Plaza, Suite #3800, Chicago, Illinois 60602, and its telephone number is (312) 895-1000. See "Certain Information Concerning Madison Dearborn, Merger Subsidiary and Affiliates."

  Merger Subsidiary. The Merger Subsidiary was recently formed by Madison Dearborn for effecting the Merger and has not conducted any prior business. The Merger Subsidiary's principal executive offices are located at the offices of Madison Dearborn. See "Certain Information Concerning Madison Dearborn, Merger Subsidiary and Affiliates."

SPECIAL MEETING

  Place and Purpose. The Special Meeting of the stockholders of the Company will be held at the Company's corporate offices, 14621 Inwood Road, Dallas, Texas 75244 on December , 1997 at 10:00 a.m. (local time). At the Special Meeting, the Company's stockholders will be asked to consider and vote upon the approval and adoption of the Merger Agreement attached hereto as Appendix A.

  Record Date; Quorum. Only stockholders of record of the Company at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 12,322,230 shares of the Company's common stock outstanding and entitled to vote at the Special Meeting. Each holder of shares of the Company's common stock is entitled to one vote for each such share so held, exercisable in person or by properly executed and delivered proxy, at the Special Meeting. The presence of the holders of at least a majority of the shares of the Company's common stock outstanding on the Record Date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for purposes of the Special Meeting.

  Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding shares of the Company's common stock entitled to vote at the Special Meeting is necessary to approve and adopt the Merger Agreement. Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Abstentions and broker non-votes will be counted toward determining whether a quorum is present at the Special Meeting. Votes submitted as abstentions on the Merger will be counted as votes against the Merger. Broker non-votes will not count for or against the Merger at the Special Meeting.

  As an inducement to Madison Dearborn to offer to acquire the Company, Lloyd
L. Ross, the Company's Chairman of the Board and Chief Executive Officer, and Jerry M. Smith, the Company's President and Chief Operating Officer, entered into option agreements (the "Option Agreements") on August 13, 1997 with Madison Dearborn. Under the terms of the Option Agreements, Messrs. Ross and Smith granted to Madison Dearborn an option to purchase all of their shares of the Company's common stock for $25.00 per share in cash and an irrevocable proxy to vote their shares at the Special Meeting for the approval of the Merger Agreement. As a result of the Option Agreements, Madison Dearborn has the power to vote 2,753,157 shares or 23.1% (or, giving effect to the exercise of stock options, 3,896,757 shares or 29.8%) of the Company's outstanding shares of common stock for approval of the Merger Agreement.

MERGER

  Pursuant to the Merger, the Merger Subsidiary will be merged into the Company and the Company will become a subsidiary of the Fund. Upon completion of the Merger, each share of the Company's common stock will be converted into the right to receive $25.00 in cash (the "Merger Consideration"). Shares of the Company's common stock held by stockholders who perfect their appraisal rights under Delaware law and certain shares owned by certain members of the Company's management (the "Unconverted Shares") will not be converted into the Merger Consideration upon completion of the Merger.

  As a result of the Merger, the entire equity interest in the Company will be owned by the Fund and certain members of the Company's management. The stockholders of the Company (other than certain members of the Company's management) will no longer have any interest in, and will not be stockholders of, the Company, and therefore will not participate in its future earnings and growth. Instead, each such holder of the Company's common stock will have the right to receive $25.00 in cash, without interest, for each share held (other than the Unconverted Shares). Following the Merger, the Fund, as well as certain management members, will have the opportunity to benefit from any earnings and growth of the Company, and will bear the risk of any decrease in the Company's value. Following the Merger, the Company's common stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of the Company's common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  In reaching its determination to recommend the Merger, the Company's Board of Directors consulted with the Company's management, as well as its legal and financial advisors, and considered a number of factors. Among the factors that the Company's Board of Directors considered were (i) the belief that the Merger provides the best means for the Company's stockholders to maximize the value of their holdings; (ii) information relating to the financial performance, prospects and business operations of the Company; (iii) reports from management and legal advisors on specific terms of the Merger Agreement; (iv) the belief that the Merger Agreement does not unreasonably preclude a third party from proposing an alternative transaction; (v) the opinion of SBC Warburg Dillon Read Inc. ("SBC Warburg Dillon Read"), dated September 12, 1997, that the consideration to be received by holders of the Company's common stock is fair to such holders from a financial point of view; (vi) the premium the Merger Consideration represents over (A) the price per share of the Company's common stock on the day before the Company announced that Madison Dearborn had expressed an interest in acquiring the Company and (B) the historical trading price of the Company's common stock; and (vii) the desire of Messrs. Ross and Smith to retire and achieve liquidity for their shares of the Company's common stock. See "Special Factors--Reasons for the Merger and Recommendation of the Company's Board of Directors."

  The Company's Board of Directors has determined that the terms of the Merger Agreement, which were established through arm's-length bargaining with Madison Dearborn, and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders. ACCORDINGLY, THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

  SBC Warburg Dillon Read has delivered its written opinion to the Company's Board of Directors that, as of September 12, 1997 (the date the Board of Directors approved the Merger Agreement), the Merger Consideration was fair, from a financial point of view, to the holders of the Company's common stock. SBC Warburg Dillon Read will be paid a fee upon consummation of the Merger. See "Special Factors--Opinion of Financial Advisor."

  SBC Warburg Dillon Read is an internationally recognized investment banking and financial advisory firm. SBC Warburg Dillon Read, as part of its investment banking and financial advisory business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  A copy of SBC Warburg Dillon Read's opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by SBC Warburg Dillon Read, is attached as Appendix B to this Proxy Statement. The Company's stockholders are encouraged to read such opinion in its entirety. See "Special Factors--Opinion of Financial Advisor."

EFFECTIVE TIME OF THE MERGER

  It is currently contemplated that the Merger will be consummated as soon as practicable after the Special Meeting and satisfaction of all closing conditions under the Merger Agreement (including receipt of financing). The Merger will be effective upon the filing of Certificate of Merger with the Secretary of State of Delaware (the "Effective Time").

CONFLICTS OF INTEREST

  In considering the recommendations of the Company's Board of Directors, the Company stockholders should be aware that certain members of management have interests in the Merger that are in addition to the interests of the Company stockholders generally and which may create potential conflicts of interest. See "Special Factors--Conflicts of Interest."

  Consulting and Employment Agreements. A condition to Madison Dearborn's obligations under the Merger Agreement is that Mr. Ross execute a two-year consulting agreement and Mr. Smith execute a three-year employment agreement. Although these agreements will not be executed until the Effective Time, the parties have agreed to a summary of proposed terms that was delivered by Madison Dearborn to Messrs. Ross and Smith in connection with the execution of the Merger Agreement. The proposed terms of Mr. Ross's consulting agreement generally provide that he will serve as Chairman of the Company's Board of Directors and will receive annual compensation of $250,000 per year (along with benefits at his current level) with an expected time commitment for Mr. Ross of 60 days per year.

  The summary terms of Mr. Smith's employment agreement provides that he will serve as the Company's President and Chief Executive Officer as well as a director for three years after the Merger. Mr. Smith will receive an annual base salary of $475,000 per year, subject to possible increases, and a maximum bonus opportunity of up to 50% of his base salary, and he will continue to receive his current benefits and perquisites.

  Equity Investment. In the Merger, Lloyd L. Ross, Chief Executive Officer and Chairman of the Board of Directors of the Company, Jerry M. Smith, President and Chief Operating Officer and a director of the Company, and certain other members of the Company's management (the "Management Group") will invest approximately $5.5 million, $1.3 million and $0.7 million, respectively, in shares of junior preferred stock and common stock of the surviving corporation of the Merger (the "Surviving Corporation"). As a result of such investments, following the Merger, such members of the Company's management will own, in the aggregate, approximately $7.1 million liquidation value of the junior preferred stock of the Surviving Corporation and approximately 7.8% of the Surviving Corporation's common stock outstanding immediately after the Merger. The opportunity to obtain such an equity interest in the Surviving Corporation may have presented the members of the Management Group with actual or potential conflicts of interest in connection with the Merger.

  The Fund will acquire a number of shares representing approximately 88.8% of the Surviving Corporation's common stock outstanding immediately after the Merger and approximately $80.8 million liquidation value of the junior preferred stock of the Surviving Corporation for an aggregate purchase price of $85.4 million. See "Special Factors--Conflicts of Interest--Equity Investment."

  Treatment of Stock Options. Under the terms of the Merger Agreement, all outstanding options granted under the Company's Restated Incentive Stock Option Plan and Non-Qualified Stock Option Plan (the "Option Plans"), whether or not exercisable, will be cancelled. The holders of the options will be entitled to receive (subject to applicable withholding taxes) an amount in cash equal to the product of (i) the difference between $25.00 and exercise price of such option and (ii) the number of shares of the Company's common stock subject to such options. Members of the Company's management who own options will receive this option consideration as a result of the Merger.

  Indemnification. The Merger Agreement also provides for certain indemnification and insurance arrangements for the officers and directors of the Company. See "The Merger--Indemnification."

RIGHTS OF DISSENTING STOCKHOLDERS

  Subject to certain other conditions, a stockholder of record of the Company who does not vote his or her shares of the Company's common stock in person or by proxy in favor of the Merger and who files with the Company a written objection to the Merger before the vote at the Special Meeting of stockholders of the Company, stating that his or her right to dissent will be exercised if the Merger is effective and giving his or her name and address, will be eligible to make a written demand on the Company for appraisal rights following the consummation of the Merger. Neither a proxy nor a vote opposing or abstaining from the Merger will constitute a written objection to the Merger. A stockholder who files a written objection will not be entitled to appraisal rights unless such stockholder also makes a written demand following the consummation of the Merger and takes certain other steps in the manner required by Delaware law. A vote in favor of the Merger, in person or by proxy, will constitute a waiver of appraisal rights. See "The Merger--Appraisal Rights of Dissenting Stockholders."

FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash by a stockholder in exchange for his or her shares of the Company's common stock pursuant to the Merger or the exercise of dissenters' rights will, in each case, constitute a taxable transaction to such stockholder for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. In general, a stockholder will recognize gain or loss equal to the difference between $25.00 per share and such stockholder's adjusted tax basis in the shares exchanged.

  All stockholders should read carefully the discussion in "Special Factors-- Certain Federal Income Tax Consequences" and other sections of this Proxy Statement. They are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local and any other applicable tax laws.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a recapitalization for accounting purposes.

FINANCING OF THE MERGER

  It is estimated that approximately $415 million (less cash and cash equivalents of the Company) will be required to consummate the Merger and provide current and future working capital for the Company. The principal sources for financing the Merger will be provided by (i) an equity investment of $117.9 million consisting of (A) an $85.4 million investment by the Fund (comprised of $4.6 million of common stock and $80.8 million of junior preferred stock), (B) a $7.5 million investment by certain members of management of the Company (comprised of $0.4 million in common stock and $7.1 million in junior preferred stock) and (C) a $25.0 million investment by certain unaffiliated investors in units consisting of senior exchangeable redeemable preferred stock and common stock, (ii) the sale of senior subordinated notes ($100 million) and (iii) a credit facility with senior lenders including a $90.0 million revolving credit facility (which, subject to certain conditions, can be increased up to $115 million) and term loans ($110 million). Madison Dearborn has received financing letters from various sources to provide this financing, but these letters are subject to numerous conditions. See "The Merger--Financing."

CONDITIONS OF THE MERGER

  Each party's obligation to effect the Merger is subject to the satisfaction of a number of conditions, most of which may be waived by a specified party or parties. The most significant conditions to consummating the Merger include (i) obtaining the vote of holders of a majority of the outstanding shares of the Company's common stock, (ii) obtaining all consents and approvals, (iii) Madison Dearborn receiving the debt financing contemplated by the financing letters provided to Madison Dearborn, copies of which have been delivered to the Company's Board of Directors, (iv) the representations and warranties of the parties being true and correct in all material respects as of the Effective Time of the Merger except for certain changes that are specifically permitted, and (v) holders of no more than 5% of the Company's common stock having perfected their dissenters' rights. See "The Merger--Conditions." Even if the stockholders approve the Merger, there can be no assurance that the Merger will be consummated.

NO SOLICITATION

  The Merger Agreement provides that neither the Company nor any of its representatives will directly or indirectly (i) initiate, solicit, or encourage or take any other action to facilitate any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);
(ii) provide any information to any person or entity concerning the Company (other than information generally provided in the ordinary course of its business); or (iii) enter into or negotiate with any person to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal. The Company has agreed to notify Madison Dearborn of the relevant details relating to inquiries and proposals which it may receive and to provide Madison Dearborn with a copy of any inquiry or proposal. The Board of Directors of the Company, however, is not prohibited from responding to any unsolicited written, bona fide Acquisition Proposal if (A) the Board of Directors, after consultation with SBC Warburg Dillon Read, determines in good faith that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the Company's stockholders than the Merger; (B) the Board of Directors, after consultation with its independent legal counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (C) prior to taking such action, the Company (x) provides reasonable prior notice to Madison Dearborn to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form; and (D) the Company advises Madison Dearborn as to all of the relevant details relating to any such discussions or negotiations. The Merger Agreement defines the term "Acquisition Proposal" as any of the following transactions (other than the Merger) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection with such offer; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. See "The Merger--No Solicitation."

TERMINATION

  The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, whether before or after the approval by the Company's stockholders, (i) by the mutual consent of Madison Dearborn and the Company; (ii) by either the Company or Madison Dearborn, so long as such party is not in material breach of its obligations under the Merger Agreement, if there has been a breach of any representations, warranties, covenants or agreements of the other party made in the Merger Agreement which breach is not cured within five business days of notice of such breach; (iii) by either Madison Dearborn or the Company if all conditions to that party's obligation to consummate the Merger have not been satisfied or waived by March 11, 1998, unless such failure of consummation is due to the failure of the terminating party; (iv) by either Madison Dearborn or the Company if the consummation of the Merger would violate any nonappealable final order of court or other competent authority; or (v) by Madison Dearborn if a "triggering event" occurs.

  A "Triggering Event" is defined under the Merger Agreement as an event where
(i) (1) the Company's Board of Directors (A) withdraws or modifies, in a manner adverse to Madison Dearborn or the Merger Subsidiary, its recommendation of the Merger Agreement or the Merger or (B) fails to confirm its recommendation of the Merger Agreement or the Merger within two business days after a written request by Madison Dearborn to do so after the occurrence of an Acquisition Proposal; (2) the Board approves, endorses or recommends to the stockholders of the Company an Acquisition Proposal; (3) the Company enters into an agreement (other than a confidentiality agreement as contemplated by the Merger Agreement) with respect to an Acquisition Proposal; (4) any person or group (other than Madison Dearborn, the Merger Subsidiary or any of their affiliates) acquires shares of the Company's common stock after the date of the Merger Agreement which, when added to shares already owned by such person or group, constitutes a majority of the outstanding shares of the Company's common stock or a tender or exchange offer for shares commences and such offer ultimately results in a person or group owning a majority of the outstanding shares; or
(5) (A) an Acquisition Proposal is made and (B) the Company fails to call and hold a stockholders meeting to approve the Merger Agreement and the Merger as promptly as is reasonably practicable having regard to the expected timing of the financing of the Merger and, in any event, on or prior to March 6, 1998 (such time period shall be extended by an amount of time equal, in the reasonable judgment of the Company, to any delays beyond the reasonable control of the

Company in obtaining any required regulatory approvals in connection with the transactions contemplated by the Merger Agreement); or (ii) the termination of the Merger Agreement in accordance with the terms thereof following a material and willful breach by the Company of any covenant or agreement set forth in the Merger Agreement, which breach could reasonably be expected to aid or encourage an Acquisition Proposal and is not cured within ten business days following receipt by the Company of notice of such breach. See "The Merger--Termination of Merger Agreement."

TERMINATION FEE

  If a Triggering Event has not occurred and the Merger Agreement is terminated (other than a termination by the Company arising from a breach by Madison Dearborn of its obligations), then the Company will reimburse Madison Dearborn for its out-of-pocket expenses up to $1 million. If the Merger Agreement is terminated and a Triggering Event occurs, then the Company will pay to Madison Dearborn the sum of $9.75 million, up to $1 million of documented expenses (other than expenses related to Madison Dearborn's financing letters) and an additional $1 million for expenses incurred in connection with obtaining Madison Dearborn's financing letters and commitments. These amounts will be payable upon termination of the Merger Agreement. See "The Merger--Fees and Expenses."

EXCHANGE OF THE COMPANY STOCK CERTIFICATES

  As soon as practicable after the Effective Time, instructions and a letter of transmittal will be furnished to all the Company's stockholders for use in exchanging their stock certificates for the Merger Consideration. STOCKHOLDERS OF THE COMPANY SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED. See "The Merger-- Exchange of Certificates Representing the Common Stock."

MARKET PRICES FOR COMMON STOCK AND DIVIDENDS

  The Company's common stock is traded on the Nasdaq National Market (symbol:
TUES). The following table sets forth the high and low sales prices for the periods indicated. The stock prices have been adjusted to give effect to a three-for-two stock dividend effective June 17, 1997.

   CALENDAR YEAR                                                   HIGH   LOW
   -------------                                                  ------ ------
   1995
     First Quarter............................................... $ 4.50 $ 3.59
     Second Quarter..............................................   4.59   3.67
     Third Quarter...............................................   4.33   3.67
     Fourth Quarter..............................................   4.25   3.42
   1996
     First Quarter............................................... $ 5.75 $ 3.67
     Second Quarter..............................................   9.42   5.67
     Third Quarter...............................................   9.83   7.33
     Fourth Quarter..............................................  16.09  11.25
   1997
     First Quarter............................................... $22.00 $12.50
     Second Quarter..............................................  24.00  17.17
     Third Quarter...............................................  24.25  19.00
     Fourth Quarter (through November  , 1997....................

  On August 13, 1997, the last trading day prior to the issuance of a press release by the Company stating that it had received a proposal from Madison Dearborn for the purchase of the Company, the closing price per share of the Company's common stock as reported by Nasdaq was $20.38. On September 12, 1997, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of the Company's common stock as reported by Nasdaq was $22.63. On November , 1997, the last trading day prior to printing of this Proxy Statement, the closing price per share of the
Company's common stock as reported by Nasdaq was $   .

  The Company's credit agreement with its senior lender prohibits the payment of cash dividends on the Company's common stock.

  At the Record Date, there were approximately 4,200 beneficial holders of the Company's common stock of which 419 were holders of record.

SUMMARY FINANCIAL INFORMATION

  The following tables set forth selected financial information for the Company for each of the five fiscal years in the period ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997. Such information should be read in conjunction with the historical financial statements of the Company and the notes thereto which are incorporated herein by reference. Selected financial information for the Company as of and for the six months ended September 30, 1996 and 1997 has been derived from the unaudited historical financial statements and, in the opinion of the Company's management, includes all adjustments (consisting only of normal recurring adjustments) that are considered necessary for a fair presentation of the operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

                          TUESDAY MORNING CORPORATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                          ------------------------------------------------  ------------------
                            1992      1993      1994      1995      1996      1996      1997
                          --------  --------  --------  --------  --------  --------  --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $160,075  $175,790  $190,081  $210,265  $256,756  $133,563  $179,058
Cost of sales...........   104,581   123,148   126,931   137,427   165,189    88,199   112,620
                          --------  --------  --------  --------  --------  --------  --------
Gross profit............    55,494    52,642    63,150    72,838    91,567    50,364    66,438
Selling, general and
 administrative
 expenses...............    45,315    54,895    57,523    63,040    71,167    48,134    56,193
Net interest income
 (expense) and other
 income.................        36      (319)   (1,611)   (2,534)   (1,892)   (1,518)   (1,660)
                          --------  --------  --------  --------  --------  --------  --------
Earnings (loss) before
 income taxes and
 cumulative effect of
 changes in accounting
 principles.............    10,215    (2,572)    4,016     7,264    18,508       712     8,585
Income tax expense
 (benefit) (note 8).....     3,643      (956)    1,365     2,491     6,992       256     3,219
                          --------  --------  --------  --------  --------  --------  --------
Earnings (loss) before
 cumulative effect of
 changes in accounting
 principles.............  $  6,572  $ (1,616) $  2,651  $  4,773  $ 11,516  $    456     5,366
Cumulative effect to
 December 31, 1992 of
 change in accounting
 for income taxes.......       --        564       --        --        --        --        --
Cumulative effect to
 December 31, 1991 of
 change in accounting
 for inventories (net of
 tax)...................     1,599       --        --        --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
Net earnings (loss).....  $  8,171  $ (1,052) $  2,651  $  4,773  $ 11,516  $    456  $  5,366
                          ========  ========  ========  ========  ========  ========  ========
NET EARNINGS (LOSS) PER
 COMMON SHARE AND SHARE
 EQUIVALENTS:
Earnings (loss) before
 cumulative effect of
 changes in accounting
 principles.............  $   0.48  $  (0.13) $   0.23  $   0.40  $   0.93  $   0.04  $   0.43
Cumulative effect of
 change in accounting
 for income tax.........       --       0.05       --        --        --        --        --
Cumulative effect of
 change in accounting
 for inventories........      0.11       --        --        --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
Net earnings per share
 and share equivalents..  $   0.59  $  (0.08) $   0.23  $   0.40  $   0.93  $   0.04  $   0.43
                          ========  ========  ========  ========  ========  ========  ========
SELECTED BALANCE SHEET
 DATA (AT PERIOD END):
Working capital.........    48,053    36,765    32,593    39,115    49,568    80,367   109,205
Current ratio...........      3.22      2.61      2.55      2.86      2.29      3.14      2.98
Ratio of earnings to
 fixed charges..........      1.68      0.21      1.05      1.93      2.95      0.98      1.71
Cash and cash
 equivalents............     1,527     1,728     4,535     6,276    10,754       599     3,029
Inventories.............    64,498    53,551    46,815    52,367    75,493   114,347   159,687
Total assets............    97,175    88,967    89,403    94,243   121,757   151,668   199,215
Mortgage debt and
 capital lease,
 excluding current
 installments...........     8,893     7,595     6,773     6,622     4,976     5,282     4,048
Shareholders' equity....    64,564    55,724    58,630    63,648    75,528    64,103    81,213
OTHER DATA:
Number of stores at
 period end.............       190       235       246       260       286       276       304
Comparable store sales
 increases..............       8.2%    (3.0)%      4.2%      6.4%     14.0%     12.0%     19.0%

                                             YEAR ENDED     NINE MONTHS ENDED
                                          DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                          ----------------- ------------------
SELECTED PER SHARE DATE (AT PERIOD END):
Book value...............................      $  6.13           $  6.47
Cash dividends...........................          -0-               -0-
Weighted average common shares and share
 equivalents outstanding.................       12,322            12,556

  In connection with Madison Dearborn's review of the Company and in the course of the negotiations between the Company and Madison Dearborn described in "Special Factors--Background to Merger," the Company provided Madison Dearborn with certain non-public business and financial information. The non-public information provided by the Company included certain projections of the Company's future operating performance. The Company's projections (the "Company Projections") do not give effect to the Merger or the financing thereof.

  The Company does not as a matter of course publicly disclose projections as to future revenues or earnings. The Company Projections were not prepared with a view to public disclosure and are included in the Proxy Statement only because such information was made available to Madison Dearborn in connection with its due diligence investigation of the Company. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different than those set forth below. The Company Projections were not prepared with a view to compliance with the published guidelines of the Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The material assumptions underlying the Company Projections are as follows: (i) an increase of 10% in the number of stores operated by the Company in each of fiscal 1997 and 1998; (ii) an increase in comparable store sales growth of 14% and 4% in fiscal 1997 and 1998, respectively; (iii) a decrease in operating expenses of .2% as a percentage of sales due to achieving greater operating efficiencies in fiscal 1997 and 1998;
(iv) a constant level of interest expense as a percentage of sales; and (v) share and share equivalents of 13 million for fiscal 1997 and 13.5 million in fiscal 1998. These forward-looking statements reflect numerous assumptions made by the Company's management. In addition, factors such as industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict, may cause the Company Projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the Company Projections will be realized, and actual results may be materially greater or less than those contained in the Company Projections.

  The inclusion of the Company Projections herein should not be regarded as an indication that Madison Dearborn or the Company or their respective financial advisors considered or consider the Company Projections to be a reliable prediction of future events, and the Company Projections should not be relied upon as such. None of the Company, Madison Dearborn or any of their financial advisors intends to update or otherwise revise the Company Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Company Projections are shown to be in error.

  The Company has provided to Madison Dearborn the following Company
Projections: net sales of $321 million and $359 million, net earnings of $21.5 million and $24.2 million and net earnings per share of $1.65 and $1.79 for fiscal 1997 and 1998, respectively.

  Madison Dearborn took this information, together with its own analysis, into account in determining to enter into the Merger Agreement.

                              THE SPECIAL MEETING

GENERAL

  The Special Meeting of the Stockholders of the Company will be held at the Company's corporate offices, 14621 Inwood Road, Dallas, Texas, on December , 1997 at 10:00 a.m. (local time) to (i) consider and vote upon the approval and adoption of the Merger Agreement and (ii) transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  The Company's Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that such transactions are in the best interests of the Company and its stockholders. The Company's Board of Directors unanimously recommends that the Company's stockholders vote for approval and adoption of the Merger Agreement.

RECORD DATE; QUORUM

  Only stockholders of record of the Company at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 12,322,230 shares of the Company's common stock outstanding and entitled to vote at the Special Meeting. Each holder of shares of the Company's common stock outstanding on the Record Date is entitled to one vote for each such share so held, exercisable in person or by properly executed and delivered proxy, at the Special Meeting. The presence of the holders of at least a majority of the shares of the Company's common stock outstanding on the Record Date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for purposes of the Special Meeting.

VOTE REQUIRED

  The affirmative vote of the holders of record of at least a majority of the outstanding shares of the Company's common stock entitled to vote at the Special Meeting is necessary to approve and adopt the Merger Agreement. Messrs. Ross and Smith who collectively held, as of the Record Date, 2,753,157 shares of the Company's common stock or approximately 23.1% (or, giving effect to the exercise of stock options, 3,896,757 shares or 29.8%) of the outstanding shares of the Company's common stock have granted to Madison Dearborn a proxy to vote such shares in favor of approving and adopting the Merger Agreement. Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Abstentions and broker non-votes will be counted toward determining whether a quorum is present at the Special Meeting. Votes submitted as abstention on the Merger Agreement will be counted as votes against the Merger Agreement. Broker non-votes will not count for or against the Merger Agreement at the Special Meeting.

PROXIES

  Stockholders are requested to complete, date and sign the accompanying form of proxy and return it promptly to the Company in the enclosed postage-paid envelope.

  Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted at the Special Meeting. A later dated proxy or written notice of revocation given prior to the vote at the Special Meeting to the Secretary of the Company will serve to revoke such proxy. Also, a stockholder who attends the Special Meeting in person may, if he or she wishes, vote by ballot at the Special Meeting, thereby cancelling any proxy previously given. Mere presence at the Special Meeting will not serve to revoke any proxy previously given.

OTHER MATTERS TO BE CONSIDERED

  The Company's Board of Directors is not aware of any other matter which will be brought before the Special Meeting. If, however, other matters are presented, proxies will be voted in accordance with the discretion of the holders of such proxies.

SOLICITATION OF PROXIES

  In addition to the use of mails, proxies may be solicited by persons regularly employed by the Company, by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed for any out-of-pocket expenses incurred by them in connection with such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of the Company's common stock held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

                             SPECIAL FACTORS

BACKGROUND OF THE MERGER

  In November 1996, the Company first met with SBC Warburg Dillon Read and Hatchett Capital Group, Inc. ("Hatchett") to discuss their financial advisory services. This meeting and the subsequent engagement of SBC Warburg Dillon Read and Hatchett on January 28, 1997 was motivated by the desire of Mr. Ross, the Company's Chairman and Chief Executive Officer, and Mr. Smith, the Company's President and Chief Operating Officer, to lessen their active involvement in the Company in order to eventually retire and to ultimately achieve liquidity for their shares of the Company's common stock. Among the strategic alternatives discussed among the Company, SBC Warburg Dillon Read and Hatchett was the merger or sale of the Company, a public offering of the shares of the Company's common stock owned by Messrs. Ross and Smith and periodic sales of the common stock owned by Messrs. Ross and Smith. Because of the prominent role of Messrs. Ross and Smith in the Company, the Company believed that a public offering of the shares owned by Messrs. Ross and Smith or periodic sales of their shares might ultimately depress the trading price of the Company's common stock. Of these alternatives, the Company decided that a merger or sale of the Company would be preferable because only this type of a transaction would benefit all of the Company's stockholders. Because the Company's common stock was trading at historically high prices, the Company further believed that a merger or sale at or above market prices would offer the Company's stockholders a means of achieving liquidity at a fair price. Beginning in March 1997, SBC Warburg Dillon Read contacted a total of 26 potential partners and acquirors, including 19 industry buyers and seven financial buyers, to determine their interest in purchasing the Company. Although certain potential partners and acquirors contacted by SBC Warburg Dillon Read indicated an interest in pursuing a transaction at less than market prices, Madison Dearborn demonstrated the only firm interest in acquiring the Company at or above market prices.

  Following initial discussions with representatives from SBC Warburg Dillon Read, in May 1997, Madison Dearborn expressed an interest in obtaining additional financial information to complete a financial analysis of the Company in order to determine whether it would be interested in acquiring the Company. The Company and Madison Dearborn entered into a confidentiality agreement, and the Company provided Madison Dearborn additional financial information. During July and August 1997, representatives of Madison Dearborn met in Dallas with management of the Company and toured the Company's facilities. In addition, the parties and their legal and financial advisors had numerous discussions to discuss the structure and the timing of a potential transaction.

  In July 1997, Madison Dearborn told the Company and SBC Warburg Dillon Read that it was considering making a cash offer to purchase the Company that placed a value of $23.00 per share on the Company's common stock. During the period between July 18, 1997 and early August, the Company and its financial advisors and Madison Dearborn continued to discuss the terms of a proposed transaction, principally the purchase price, and Madison Dearborn eventually increased the purchase price for the proposed transaction to $25.00 per share. During the week of August 3, 1997, management of the Company contacted the Company's Board of Directors and informed them that Madison Dearborn was considering making a preliminary proposal to purchase the Company for $25.00 per share in cash, subject to a number of conditions, including completion of a due diligence review by Madison Dearborn of the Company's operations and financial condition. At the end of the week of August 3rd, Madison Dearborn sent to the Company proposed drafts of a preliminary offer letter to be executed by the Company and Option Agreements to be executed by each of Messrs. Ross and Smith.

  After reaching a preliminary agreement on price, Messrs. Ross and Smith and the Company's legal and financial advisors negotiated with Madison Dearborn and its legal advisors various other aspects of the proposed transaction. A significant issue was Madison Dearborn's requirement that Messrs. Ross and Smith enter into the Option Agreements. Messrs. Ross and Smith discussed these agreements with the Company's legal and financial advisors who then in turn negotiated the agreements with Madison Dearborn and its legal advisors. Another material issue was Madison Dearborn's requirement that the Company pay a portion of Madison Dearborn's expenses in order to proceed with an evaluation of a definitive offer. The parties agreed to structure this provision so that the Company's expense sharing commitment would be in two stages, with a lower amount to be paid if Madison Dearborn did not make a definitive offer and a greater amount if Madison Dearborn made a definitive offer. Because of the Company's larger expense reimbursement commitment upon a definitive offer, the Company and its advisors negotiated with Madison Dearborn the general terms of a definitive offer, including that the offer must be made to all of the Company's stockholders and that a definitive offer had to be made by September 30, 1997. Another material issue was Madison Dearborn's condition that its obligation to consummate a transaction would be subject to a obtaining the requisite financing. Because of this condition, the Company required Madison Dearborn to obtain letters from its proposed financing sources at the time the preliminary offer letter was presented to the Company. Madison Dearborn also required Mr. Smith to contribute $1 million of equity in the Company after the Merger. Mr. Smith and the Company's legal advisors required that Mr. Smith's equity would be contributed on a tax free basis.

  The preliminary offer letter generally provided that Madison Dearborn must determine whether to make a definitive proposal to purchase the Company by September 30, 1997. The preliminary offer letter further provided that any definitive proposal must include the following terms, among others: (i) all holders of the Company's common stock and options (whether or not the options were vested) would receive $25.00 per share in cash; (ii) Madison Dearborn and its affiliates must invest at least $115 million in equity in the proposed transaction; (iii) the Company's representations and warranties contained in any definitive agreement would not survive the closing; (iv) the Company's directors and officers insurance would continue for six years after the closing, subject to a limit on the amount of the premium paid; (v) Mr. Ross would continue with the Company as Chairman of the Board and would be engaged as a consultant for two years; (vi) Mr. Smith would serve as the Company's Chief Executive Officer for three years; (vii) the definitive acquisition agreement would provide for a break-up fee equal to the 3% of the consideration to be paid to the Company's shareholders and optionees along with provisions for reimbursing Madison Dearborn's expenses; and (viii) the Company would be provided with financing letters for the remainder of the financing for the proposed acquisition although the definitive agreement would be subject to financing. In addition, the preliminary offer letter also required that the Company reimburse Madison Dearborn for expenses incurred after the date of the preliminary offer letter in the amount of $250,000 if Madison Dearborn did not make a definitive proposal by September 30, 1997. The amount of the Company's expense reimbursement provision would be increased to $1,000,000 if Madison Dearborn made a definitive proposal.

  In addition to the preliminary offer letter, Madison Dearborn also required that Messrs. Ross and Smith enter into the Option Agreements with respect to the 3,896,757 shares of the Company's common stock beneficially owned by them (including 1,143,600 shares issuable to Messrs. Ross and Smith upon the exercise of outstanding options granted to them). The Option Agreements granted Madison Dearborn an option to purchase all (but not less than all) of the shares owned by Messrs. Ross and Smith for $25.00 per share in cash. In connection with the Option Agreements, Messrs. Ross and Smith granted Madison Dearborn an irrevocable proxy to vote their shares at any meeting for the purpose of approving the proposed acquisition of the Company by Madison Dearborn, or considering any issue or matter relating to such acquisition or any matter which would adversely effect the proposed acquisition. The option and related proxy granted to Madison Dearborn in the Option Agreements terminates on March 11, 1998 or, if an Acquisition Proposal is made or announced, on September 7, 1998, or upon the termination of the Merger Agreement arising from a breach of the Merger Agreement by Madison Dearborn or the entry of a final non-appealable order enjoining the acquisition of the Company by Madison Dearborn.

  The Company's Board of Directors met on August 13, 1997 to consider the preliminary offer letter from Madison Dearborn. The Company's Board of Directors engaged in a lengthy discussion of the terms of the proposed transaction and its benefits, costs and risks to the Company's stockholders. Although the Board of Directors believed that $25 in cash was a fair purchase price particularly due to the expressed intent of Messr. Ross and Smith to eventually retire, the Board was concerned that the Company's financial performance would be materially and adversely impacted if the Company had to bear a portion of Madison Dearborn's costs and expenses and the Merger did not occur. The Company discussed with its financial advisors the likelihood of Madison Dearborn making a definitive proposal and consummating the acquisition of the Company. After listening to oral presentations from the Company's management and legal and financial advisors, the Company's Board of Directors voted to approve the preliminary proposal offer letter, and the preliminary offer letter and the Option Agreements were executed.

  Between August 14th and September 11, representatives of Madison Dearborn and its legal and accounting advisors, along with representatives of potential lenders, met with management of the Company and completed a due diligence review of the Company's business and operations. In early September, Madison Dearborn informed the Company that it had decided to make a definitive proposal to acquire the Company.

  During the week of September 7th, representatives of Madison Dearborn and the Company negotiated the terms of the Merger Agreement, subject to the approval of the Board of Directors of the Company. At a meeting on September 12th, the Board of Directors of the Company met to discuss the Merger Agreement. After discussing the terms of the Merger Agreement with the Company's management and legal advisors and reviewing, analyzing and discussing the fairness opinion of SBC Warburg Dillon Read, the Company's Board of Directors voted unanimously to approve the Merger Agreement. On September 12th, executive officers of the Company and Madison Dearborn executed the Merger Agreement.

  During the August 13th and September 12th Board of Directors meetings, members of the Company's Board of Directors were aware of Madison Dearborn's condition to the consummation of the proposed transaction that Mr. Smith contribute $1.0 million of equity to the Surviving Corporation. The Board of Directors was also aware of the terms of the Option Agreements which granted to Madison Dearborn the option to purchase all of the shares of the Company's common stock owned by Messrs. Ross and Smith for $25.00 per share. At the time of the Board meetings, Mr. Ross did not intend to contribute any of his shares to the Surviving Corporation. The Board of Directors knew that the financial terms of the proposed Merger were determined prior to the time that Messrs. Ross and Smith decided to contribute a relatively small portion of their total share holdings (6.9% and 7.5%, respectively) to the Surviving Corporation, and the Board had received the opinion of SBC Warburg Dillon Read that the Merger Consideration to be received by the Company's shareholders was fair from a financial point of view. At the September 12th Board meeting, the Board of Directors, including the three uninterested directors, unanimously approved the Merger. Because of these reasons, the Board of Directors of the Company believes that the approval of the Merger was procedurally fair to shareholders of the Company.

  In October 1997, Mr. Ross decided to contribute approximately 220,000 shares of the Company's common stock to the Merger Subsidiary. These shares will be converted into approximately 5.7% of the Surviving Corporation's common stock after the Effective Time and approximately $5.2 million liquidation value of junior preferred stock.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  The Company's Board of Directors has determined that the terms of the Merger Agreement, which were established through arm's-length bargaining with Madison Dearborn, and the transactions contemplated thereby, are fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Company's Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that the stockholders vote for approval and adoption of the Merger Agreement and the approval of the terms of the Merger. In reaching its determination, the Company's Board of Directors consulted with the Company's management, as well as its legal and financial advisors, and considered and weighed the following material matters:

    (i) An assessment of the Company's strategic alternatives, which include remaining a publicly owned independent company. In this regard, the Board of Directors concluded, following extensive analysis and discussion with its legal and financial advisors and among the directors, that the terms of the Merger Agreement provide the best means for holders of the Company's common stock to maximize the value of their holdings;

    (ii) Information relating to the financial performance, prospects and business operations of the Company;

    (iii) The terms and conditions of the Merger Agreement, including the right of the Company to negotiate and provide information to third parties under certain circumstances. If the Merger Agreement is terminated after an Acquisition Proposal, the Company would be obligated to pay Madison Dearborn $9.75 million and up to $2 million of documented expenses and fees. The Company's Board of Directors did not view these obligations as unreasonably precluding any third party from proposing an alternative transaction and concluded that entering into the Merger Agreement given the available strategic alternatives was in the best interests of the Company;

    (iv) The presentation of the Company's financial advisor, SBC Warburg Dillon Read, and its opinion to the effect that, as of September 12, 1997, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be received by the holders of shares of the Company's common stock pursuant to the Merger Agreement was fair to such holders from a financial point of view; for a summary of SBC Warburg Dillon Read's opinion, including the assumptions made, matters considered and limits of review, see "--Opinion of Financial Advisors";

    (v) The recent trading price of the Company's common stock and that the Merger Consideration represents a premium of approximately 22.7% over the closing sales price of $20.38 for the Company's common stock on Nasdaq on August 14, 1997, the day before the Company announced the Madison Dearborn proposal, a premium of 20.2% and 25.6%, respectively, over the 30 and 90 trading average from such date, and a price higher than the highest historical trading price for the Company's common stock;

    (vi) The prices paid in other recent comparable acquisition transactions;
  and

    (vii) The risk that the expressed desires of Messrs. Smith and Ross to ultimately retire and to eventually achieve liquidity could create uncertainty regarding the future performance of the Company and put pressure on the price of the Company's common stock in the absence of a similar transaction.

  In connection with its deliberations at its August 13 and September 12, 1997 meetings, the Company's Board of Directors was aware of the potential benefits to be received in the Merger by Mr. Smith and other members of the Company's senior management, as described under "--Conflicts of Interest."

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination, each of which was viewed as supportive of its conclusion that the terms of the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders.

  THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AND RELATED MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

POSITION OF MESSRS. ROSS AND SMITH AS TO FAIRNESS OF THE MERGER

  During the negotiations between the Company and Madison Dearborn in July and August, the parties reached a preliminary agreement that the proposed transaction would be a cash offer by Madison Dearborn to acquire all of the Company's shares for $25.00 per share. After the basic financial terms of the proposed transaction were agreed to by the Company and Madison Dearborn, the parties negotiated the other terms of the proposed transaction. After several of the other issues were determined, Madison Dearborn required Mr. Smith to contribute at least 40,000 shares or $1.0 million of equity to the Surviving Corporation. Although Mr. Smith desired to retire and achieve liquidity for his shares, Mr. Smith agreed to continue to have an equity investment in the Surviving Corporation at the insistence of Madison Dearborn in order to facilitate the proposed transaction.

  Mr. Ross, at the time of the meetings of the Board of Directors on August 13th and September 12th, did not intend to contribute any of his shares of the Company's common stock to the Surviving Corporation and instead desired to receive the $25.00 per share Merger Consideration for all of his equity holdings in the Company. Madison Dearborn approached Mr. Ross after the September 12th meeting and asked Mr. Ross to contribute a portion of his shares to the Surviving Corporation. Mr. Ross initially rejected Madison Dearborn's proposal. Because Mr. Ross desired to retire and to achieve liquidity for his shares, Mr. Ross did not want to be an equity holder in the Surviving Corporation, which will be a private corporation with substantially more indebtedness than the Company currently maintains. In October, Madison Dearborn improved the terms of Mr. Ross's continuing interest in the Surviving Corporation by proposing to restructure Mr. Ross's note payable to the Company and by causing the Fund to agree to be jointly liable for the redemption of the Redeemable Preferred (as defined). See "--Conflicts of Interest." Although Mr. Ross desired to achieve liquidity for his shares of the Company's common stock, Mr. Ross agreed to contribute a portion of his equity to the Surviving Corporation because of the financial terms offered by Madison Dearborn for his investment and his desire to assist Madison Dearborn in obtaining funding of the Merger Consideration to be paid to the Company's shareholders.

  The equity contribution to the Surviving Corporation by Messrs. Ross and Smith represents approximately 6.9% and 7.5%, respectively, of their beneficial ownership of the Company's common stock. As a result, Messrs. Ross and Smith are converting substantially all of their shares into cash on the same terms as the Company's shareholders who are not members of the Management Group. At the time the Company and Madison Dearborn agreed to the financial terms of the Merger, Messrs. Ross and Smith intended to sell all of their shares of common stock to Madison Dearborn. In addition, Messrs. Ross and Smith have granted to Madison Dearborn the right under the Option Agreements to purchase all of their shares for $25.00 per share in cash. If Madison Dearborn exercised its right to purchase the shares of Messrs. Ross and Smith under the Option Agreements, then Messrs. Ross and Smith would not be able to have a continuing equity interest in the Surviving Corporation.

  Messrs. Ross and Smith in agreeing to contribute a portion of their equity ownership in the Company to the Surviving Corporation have been cognizant that a condition to Madison Dearborn's obligation to consummate the Merger is its receipt of financing for the Merger. The Management Group's contribution of equity to the Surviving Corporation reduces the amount of consideration that Madison Dearborn needs to finance at the Effective Time. Messrs. Ross and Smith, who as members of the Board of Directors of the Company participated in the August 13th and September 12th meetings, believe that the proposed Merger is fair to the shareholders of the Company other than the Management Group because of the foregoing reasons and the factors listed under "--Reasons for the Merger and Recommendation of the Company's Board of Directors."

OPINION OF FINANCIAL ADVISOR

  SBC Warburg Dillon Read has rendered its written opinion to the Board of Directors that, as of September 12, 1997, the Merger Consideration to be received by the holders of the Company's common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. SBC Warburg Dillon Read was retained by the Board of Directors to express an opinion as to the fairness, from a financial point of view, to the holders of the Company's common stock of the Merger Consideration to be received by such holders. SBC Warburg Dillon Read did not address the Company's business decision to proceed with the Merger and did not make any recommendation to the Board of Directors or to the stockholders of the Company with respect to any approval of the Merger. SBC Warburg Dillon Read will not update its opinion prior to the closing of the Merger.

  The full text of the opinion of SBC Warburg Dillon Read which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by SBC Warburg Dillon Read, is attached as Appendix B to this Proxy Statement. Holders of the Company's common stock are urged to read the opinion in its entirety. THE SBC WARBURG DILLON READ OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF THE COMPANY'S COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE TUESDAY MORNING SPECIAL MEETING. The summary set forth in this Proxy Statement of the opinion of SBC Warburg Dillon Read is qualified in its entirely by reference to the full text of the opinion attached hereto as Appendix B.

  In arriving at its opinion, SBC Warburg Dillon Read: (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available business and historical financial information relating to the Company; (iii) reviewed certain management estimates for fiscal years 1997 and 1998 and financial projections prepared and approved by management of the Company based on estimates developed by Madison Dearborn (the "Projections"); (iv) reviewed certain publicly available analyst financial forecasts relating to the Company; (v) reviewed certain financial information and other data provided to SBC Warburg Dillon Read by the Company that is not publicly available relating to the business and prospects of the Company; (vi) conducted discussions with members of the senior management of the Company with respect to the operations, financial condition, history and prospects of the Company;
(vii) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business that SBC Warburg Dillon Read believed to be generally comparable to those of the Company; (viii) reviewed the historical market prices of the Company's common stock; and (ix) compared the financial terms of the Merger with the financial terms of certain other transactions that SBC Warburg Dillon Read believed to be generally comparable to the Merger. No limitations were imposed by the Company with respect to the investigations made or the procedures followed by SBC Warburg Dillon Read in rendering its opinion.

  In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by the Company, SBC Warburg Dillon Read relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it or publicly available, and did not assume any responsibility in any respect for the accuracy, completeness or reasonableness of, or any obligation to verify, the same or to conduct any appraisal of assets. Without limiting the generality of the foregoing, SBC Warburg Dillon Read relied upon the management of the Company as to the reasonableness and achievability of the financial and operating Projections (and the assumptions and bases therefor) provided to SBC Warburg Dillon Read, and SBC Warburg Dillon Read assumed that such Projections reflected the best currently available estimates and judgments of the management of the Company and that such Projections would be realized in the amounts and in the time periods estimated by the management of the Company. In rendering its opinion, SBC Warburg Dillon Read did not make or seek to obtain any evaluations or appraisals of the Company's assets.

  SBC Warburg Dillon Read also took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its experience in securities valuation. SBC Warburg Dillon Read's opinion was necessarily based upon economic, market and other conditions as they existed and could be evaluated on the date thereof and the information made available to SBC Warburg Dillon Read through the date thereof.

  In connection with rendering its opinion to the Board of Directors, SBC Warburg Dillon Read performed a variety of financial analyses which are summarized below. SBC Warburg Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying SBC Warburg Dillon Read's opinion. SBC Warburg Dillon Read arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analyses or summary description. None of the analyses performed by SBC Warburg Dillon Read was assigned a greater significance by SBC Warburg Dillon Read than any other. With respect to the comparable company analysis and comparable transaction analysis summarized below, no public company utilized as a comparison is identical to the Company, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. The Projections furnished by management of the Company contained in or underlying SBC Warburg Dillon Read's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such Projections. The Company does not ordinarily publicly disclose internal management estimates of the type furnished to SBC Warburg Dillon Read in connection with its review of the financial terms of the Merger. The Projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold.

  The following is a brief summary of the analyses performed by SBC Warburg Dillon Read in connection with its opinion dated September 12, 1997:

    Overview of Sale Process. SBC Warburg Dillon Read reviewed with the Board of Directors the process that resulted in the proposal by Madison Dearborn to acquire all of the outstanding shares of the Company's common stock in the Merger. SBC Warburg Dillon Read noted that, in January 1997, the Company retained SBC Warburg Dillon Read and Hatchett as financial advisors to review strategic and financial alternatives. This review of strategic and financial alternatives was motivated by the desires of Lloyd Ross, Chairman and Chief Executive Officer, and Jerry Smith, President and Chief Operating Officer, to eventually retire and liquefy their shareholdings. SBC Warburg Dillon Read reported that, beginning in March 1997, it contacted a total of 26 potential partners and acquirors, consisting of 19 potential corporate buyers and seven potential financial buyers. Of these 26 potential buyers, Madison Dearborn demonstrated the strongest ongoing interest in acquiring the Company. SBC Warburg Dillon Read further reported that Madison Dearborn made a preliminary proposal in July 1997 for a cash offer to purchase the Company that placed a value of $23 per share on the common stock, and that, following negotiations with the Company and SBC Warburg Dillon Read, Madison Dearborn eventually increased its offer to $25.00 per share. Madison Dearborn characterized its $25.00 per share offer as its final and best offer. On August 14, 1997, the Company publicly announced a preliminary agreement with Madison Dearborn at $25.00 per share. SBC Warburg Dillon Read briefly noted that Madison Dearborn is one of the largest management buyout and special equity investment firms in the United States. Founded in 1993, Madison Dearborn has raised approximately $1.5 billion in two investment funds.

    Summary Analysis of Offer. SBC Warburg Dillon Read noted that the Madison Dearborn offer was $25.00 per share of the Company's common stock, and that Madison Dearborn proposed to acquire all outstanding shares for cash, indicating a total offer for equity (equity value) of $324.6 million. Through its negotiations with Madison Dearborn, the Company, and not SBC Warburg Dillon Read, determined the amount of consideration to be paid by Madison Dearborn per share of the Company's common stock. Pursuant to the Merger Agreement, Madison Dearborn also will assume $4.0 million of the Company indebtedness which, after giving effect to $3.4 million of cash to be acquired in the Merger, indicated an offer for net assets (net asset value) of $325.2 million. SBC Warburg Dillon Read summarized various analyses by noting that the purchase price of $25.00 per share indicated: a multiple of net asset value to net sales of 1.2x for the 12 months ended June 30, 1997 and 1.0x for the estimated 12 months ending December 31, 1997; a multiple of net asset value to EBITDA of 10.9x for the 12 months ended June 30, 1997 and 8.2x for the estimated 12 months ending December 31, 1997; a multiple of net asset value to EBIT of 13.2x for the 12 months ended June 30, 1997 and 9.1x for the estimated 12 months ending December 31, 1997; a multiple of equity value to earnings per share of 22.1x for the 12 months ended June 30, 1997 and 18.7x for the estimated 12 months ending December 31, 1997; and a multiple of equity value to book value of 4.1x at June 30, 1997 and 3.4x at estimated December 31, 1997. Finally, SBC Warburg Dillon Read noted that the purchase price of $25.00 per share represented an acquisition premium of 22.7% over the Company's unaffected stock price of $20.375 on August 13, 1997.

    Financing Structure and Analysis of Feasibility of Proposal. SBC Warburg Dillon Read analyzed Madison Dearborn's proposed financing structure for the Merger. SBC Warburg Dillon Read reported that Madison Dearborn proposed to finance approximately 33.8% of the total costs of the Merger, including transaction fees and expenses, with sponsor equity, and approximately 29.4% with subordinated debt. Substantially all the remaining sources of funds would be secured senior debt or revolving bank debt. SBC Warburg Dillon Read analyzed certain pro forma credit statistics under this financing structure for pro forma 1997, noting that EBITDA for pro forma 1997 would be 1.7x total interest charges, that senior debt would be 3.3x EBITDA, that total debt would be 5.9x EBITDA and that total equity would be 32.9% of total capitalization. SBC Warburg Dillon Read also analyzed similar credit statistics for projected 1998, 1999 and 2000.

    Analysis of Historical Financial Performance. SBC Warburg Dillon Read analyzed the Company's growth over the five-year period ending December 31, 1997, showing a 10.5% compound annual growth rate in stores operated at year end. SBC Warburg Dillon Read also analyzed comparable-store sales growth, showing an average 6.0% growth in the period from 1993 through December 31, 1996, and net sales growth, showing a compound annual growth rate of 14.9% for the period from 1992 through estimated 1997. SBC Warburg Dillon Read noted that profitability has recovered significantly since 1993, with 1997 expected to be the third year in a row of record financial performance. SBC Warburg Dillon Read's analysis indicated that gross profit increased at a compound annual growth rate of 15.5%, and EBIT increased at a compound annual growth rate of 27.8%, from 1992 through estimated 1997. SBC Warburg Dillon Read also discussed the relatively poor operating results experienced in 1993 and the initiatives undertaken by management since then to improve results, including the return to more active management of Lloyd Ross.

    Comparable Company Financial Analysis. SBC Warburg Dillon Read analyzed the Company's historical financial performance compared with a group of five close-out retail companies (TJX Companies, Consolidated Stores, Ross Stores, MacFrugal's Bargains and Mazel Stores) that SBC Warburg Dillon Read considered to be reasonably comparable to the Company. Among other things, this analysis showed that the Company's three-year compound annual growth rate in sales ranked fourth out of the six close-out retail companies. In addition, the Company ranked third out of six in gross margin for the 12 months ended June 30, 1997 and for the average of the last three fiscal years, and third out of six in analysts' estimates of five-year growth rates. Summarizing, SBC Warburg Dillon Read noted that, compared to this peer group, the Company's historical financial performance is generally in line with industry averages.

    Historical Trading Analysis. SBC Warburg Dillon Read analyzed the trading statistics for the Company's common stock from its initial public offering at $4.44 (adjusted for stock splits) in March 1986 to the present, noting that the common stock reached a low price of $2.08 on April 8, 1988 and a high price of $22.50 on July 22, 1997. SBC Warburg Dillon Read noted that the 30-day average closing price for the common stock for the period ended August 13, 1997 (the day prior to the public announcement of the Merger) was $20.80 and for the 90-day period prior to the announcement of the Merger was $19.91. The $25.00 per share price offered by Madison Dearborn represented a 20.2% premium to the 30-day average and a 25.6% premium to the 90-day average.

    Comparable Company Trading Analysis. SBC Warburg Dillon Read analyzed historical stock prices for the Company and the group of five close-out retail companies (TJX Companies, Consolidated Stores, Ross Stores, MacFrugal's Bargains and Mazel Stores). This analysis showed that, based on the Company's pre-announcement stock price, the common stock generally traded at or below the stocks of the peer group companies. Based on the closing price of $20.38 on August 13, 1997, the day prior to the public announcement of the Merger, the Company's common stock on an equity value basis traded at 18.0x last 12 months earnings per share, ranking fourth out of six companies (which ranged from a high of 34.6x to a low of 6.2x), and ranked fifth out of six as a multiple of both estimated 1997 and projected 1998 earnings per share. On an enterprise value basis, the Company's common stock, based on the closing price of $20.38 on August 13, 1997, the day prior to the public announcement of the Merger, traded at 1.0x last 12 months sales, 9.8x last 12 months EBITDA and 11.9x last 12 months EBIT, in each case ranking third out of six companies.

    Analysis of Projected Business Plan and Strategy. SBC Warburg Dillon Read observed that the financial projections contained in its analysis were prepared and approved by management of the Company based on estimates developed by Madison Dearborn. The Company had not independently developed five-year projections. SBC Warburg Dillon Read further observed that management has indicated that there will be no major changes in the Company's business plan and strategy if Madison Dearborn acquires the Company. The major assumptions underlying the business plan included: new store openings at a 10% growth rate through 1999 and 35 stores per year over the balance of the projection period; comparable store sales growth of 5.0% in 1998 and 1999 declining to 3.0% in 2000 and thereafter for pre-1997 stores, of 12.0% in 1999 and declining to 8.0% in 2000 and to 3.0% thereafter for 1997 stores and of 20.0% in year two, 10.0% in year three, 5.0% in year four and 3.0% thereafter for post-1997 stores; gross margins consistent with recent historical experience; and EBITDA margin improvements from 12.4% for estimated 1997 to 14.8% in 2002 (compared to an actual EBITDA margin of 10.1% in 1996). SBC Warburg Dillon

  Read also compared the Company's historical growth and profitability to that presented in the current business plan, noting that the projections are similar in terms of planned growth and gross margin, but contain higher projected EBITDA and EBIT margins.

    Leveraged Buyout Analysis. SBC Warburg Dillon Read analyzed possible leveraged buyout purchase prices, utilizing management's projections as discussed above. SBC Warburg Dillon Read noted that purchase prices greater than $25.00 per share would increase required borrowings to a level which would be less attractive to potential lenders and equity sponsors.

    Discounted Cash Flow Analysis. SBC Warburg Dillon Read performed discounted cash flow analyses to determine the present value per share of the Company's common stock under various scenarios of financial performance. The first scenario showed the potential value of the Company in 2002, discounted to the present, utilizing the assumptions contained in the Projections if the Company did not consummate the Merger. For purposes of this analysis, SBC Warburg Dillon Read utilized discount rates ranging from 17.0% to 19.0% and terminal value multiples ranging from 7.0x to 9.0x to apply to projected EBITDA for 2002. This analysis indicated a range of values from $23.64 to $30.93, compared to the Merger price of $25.00 per share. SBC Warburg Dillon Read also performed a discounted cash flow analysis to determine the present value per share of the Company's common stock with the Projections adjusted to assume that EBITDA margins remain at the 12.4% level estimated for 1997 over the projection period, instead of rising to 14.8% in 2002. For purposes of this analysis, SBC Warburg Dillon Read again utilized discount rates ranging from 17.0% to 19.0% and terminal value multiples ranging from 7.0x to 9.0x to apply to projected EBITDA for 2002. This analysis indicated a range of values from $19.80 to $25.89, compared to the Merger price of $25.00 per share. Finally, SBC Warburg Dillon Read also performed a discounted cash flow analysis to determine the present value per share of the Company's common stock assuming implementation of the Company's business plan adjusted to assume that EBITDA margins duplicate the levels (ranging from 10.5% to 7.8%) actually experienced during the period from 1987 to 1991, the five-year period following its achievement of a 12.3% EBITDA margin in 1986. For purposes of this analysis, SBC Warburg Dillon Read again utilized discount rates ranging from 17.0% to 19.0% and terminal value multiples ranging from 7.0x to 9.0x to apply to projected EBITDA for 2002. This analysis indicated a range of values from $12.98 to $17.09 compared to the Merger Consideration of $25.00 per share.

    Recapitalization Analysis. SBC Warburg Dillon Read performed a recapitalization analysis to determine a range of values for the Company assuming a leveraged recapitalization, instead of the Merger, accomplished by paying a one-time cash dividend financed with debt. For purposes of this analysis, SBC Warburg Dillon Read utilized a cash dividend per share ranging from $12.00 to $16.00, computed estimated 1997 pro forma earnings per share from the Company's business plan and applied an assumed price/earnings multiple of 15.2x (the actual price/earnings multiple for estimated 1997 earnings prior to the public announcement of the Merger). This analysis indicated, among other things, an implied stock value of $12.61 at a cash dividend of $12.00 per share, and an implied stock value of $8.87 at a cash dividend of $16.00 per share. The values per share produced by this analysis ranged from $24.61 to $24.87. SBC Warburg Dillon Read noted that the 15.2x price/earnings multiple may overstate the implied stock value following a leveraged recapitalization due to the increased leverage and reduced market capitalization of the Company.

    Analysis of Comparable Transactions. SBC Warburg Dillon Read analyzed 11 other acquisition transactions in the retail sector over the past five years (the "comparable transactions"). This analysis, which was based on publicly available information for the 12 months preceding the announcement of the relevant comparable transaction, showed that the purchase price of $25.00 per share in the Merger represented an offer for assets to last 12 months sales, EBIT and EBITDA of 1.2x, 12.9x and 10.7x, respectively, compared to average multiples for the comparable transactions of 0.5x, 12.5x and 8.1x, respectively, median multiples of 0.5x, 11.8x and 8.3x, respectively, high multiples of 1.3x, 19.1x and 13.3x, respectively, and low multiples of 0.2x, 6.2x and 4.1x, respectively. This analysis also showed that the purchase price of $25.00 per share in the Merger represented an offer for equity to last 12 months net income and book value of 22.3x and 4.1x, respectively, compared to average multiples for the comparable transactions of 21.5x and 2.9x, respectively, median multiples of 20.8x and 2.0x, respectively, high multiples of 39.2x and 6.9x, respectively, and low multiples of 10.0x and 1.5x, respectively. SBC Warburg Dillon Read noted that no transaction reviewed was identical to the Merger and that, accordingly, any analysis of comparable transaction necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

  The Company retained SBC Warburg Dillon Read as its financial advisor based upon the recognized experience and expertise of SBC Warburg Dillon Read's corporate finance group in general and its retail sector in particular. SBC Warburg Dillon Read is an internationally recognized investment banking and advisory firm. SBC Warburg Dillon Read, as part or its investment banking and advisory business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, SBC Warburg Dillon Read trades the securities of the Company and, accordingly, at any time may hold a long or short position in such securities.

  The Company, SBC Warburg Dillon Read and Hatchett have entered into a letter agreement, dated January 23, 1997, relating to the services to be provided by SBC Warburg Dillon Read in connection with the Merger. Pursuant to this letter agreement, SBC Warburg Dillon Read and Hatchett will be entitled to a combined fee of 1.5% of the Merger value upon the closing of the Merger and to reimbursement for reasonable expenses, including the fees and disbursements of its counsel. In addition, the Company has agreed to indemnify SBC Warburg Dillon Read against certain liabilities, including liabilities under the federal securities laws.

  The opinion of SBC Warburg Dillon Read shall be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or his representative who has been so designated in writing. A copy of the opinion of SBC Warburg Dillon Read will be transmitted by the Company to any interested equity security holder of the Company or his representative who has been so designated in writing upon written request and at the expense of the requesting security holder.

POSITION OF MADISON DEARBORN AS TO FAIRNESS OF THE MERGER

  Madison Dearborn, as the party proposing to acquire the Company, did not participate in the deliberations of the Company's Board of Directors regarding or receive advise from the Company's financial advisors as to the fairness of the Merger to the Company's unaffiliated security holders. As a result, Madison Dearborn is not in a position to specifically adopt the conclusions of the Board of Directors as to such matter. However, based upon its own knowledge from its due diligence investigation and publicly available information regarding the Company and its understanding from discussions with senior management of the Company regarding the factors considered by the Board of Directors referred to in "Reasons for the Merger and Recommendation of the Company's Board of Directors," Madison Dearborn also believes that the Merger is fair to the Company's unaffiliated security holders. For the reasons discussed above, Madison Dearborn is not in the same position as the Board of Directors to determine which factors would be most important in assessing such fairness, but, from its more limited perspective, those which it considers of greater importance are the recent and historical market prices of the Company's common stock and the risk that the expressed desires of Messrs. Smith and Ross to ultimately retire and to eventually achieve liquidity could create uncertainty regarding the future performance of the Company and put pressure on the price of the Company's common stock in the absence of a similar transaction.

MADISON DEARBORN'S REASONS FOR THE MERGER

  Madison Dearborn's purpose for engaging in the Merger is to acquire the Company. Madison Dearborn regards the acquisition of the Company as an attractive investment opportunity because it believes that the Company's future business prospects are favorable, that there are growth opportunities in the Company's business and that the anticipated high consolidated debt-to-equity ratio of the Company after the Merger may allow the value of the Company's equity to increase more rapidly on a percentage basis than would the value of the equity in an otherwise identical corporation with a larger equity base and relatively less debt. This assessment is based upon publicly available information regarding the Company, Madison Dearborn's due diligence investigation of the Company discussed under "Background of the Merger" and Madison Dearborn's experience in investing in companies engaged in retailing. While Madison Dearborn believes that there will be significant opportunities associated with its investment in the Company, there are also substantial risks that such opportunities may not be fully realized.

  The acquisition of the Company has been structured as a merger in order to permit the acquisition of all of the Company's common stock and to preserve the Company's corporate identity and existing contractual arrangements with third parties. Madison Dearborn considered structuring the acquisition as a tender offer for the Company's common stock but did not pursue this alternative because, unlike a merger, it would not necessarily permit the acquisition of all of the common stock and the timing of such an offer would not have coincided as well as the merger structure with the expected timing of financing being obtained for the acquisition.

CONFLICTS OF INTEREST

  In considering the recommendations of the Company's Board of Directors, the Company's stockholders should be aware that certain members of management and of the Company's Board of Directors have interests in the Merger beyond the interests of the stockholders generally which may create potential conflicts of interest.

  Equity Investment. It is important to Madison Dearborn that the Company's key personnel continue to manage and operate the Company following the Merger and that they have meaningful incentives, including ownership interests, to make the Company financially successful. Accordingly, the Management Group will invest in shares of preferred stock and common stock of the Surviving Corporation.

  The Management Group is expected to consist of Lloyd L. Ross, Chief Executive Officer and Chairman of the Board of Directors of the Company; Jerry M. Smith, President and Chief Operating Officer and a director of the Company; Mark E. Jarvis, Senior Vice President and Chief Financial Officer of the Company; G. Michael Anderson, Senior Vice President, Buying Group; and certain others. As of the Record Date, the Management Group beneficially owned an aggregate of approximately 3,945,596 shares of the Company's common stock (including shares issuable upon exercise of stock options) constituting approximately 31.8% of the Company's common stock then outstanding.

  Since 1994, Lloyd L. Ross has borrowed funds from the Company from time to time. Mr. Ross's borrowings, which bear interest at the prime rate, are anticipated to have a balance, including accrued interest, of approximately $2.9 million as of the Effective Time. In 1992, Jerry M. Smith received a loan for the purchase of Company stock which, including accrued interest, is anticipated to have a balance of approximately $189,000 as of the Effective Time. Mr. Smith's loan also bears interest at the prime rate. The Fund has agreed with Messrs. Ross and Smith that such loans need not be repaid by them at the Effective Time. The maturity date of each such loan will be extended to the seventh anniversary of the Effective Time except in certain circumstances described below. In addition, the interest rate of each such loan will be changed, as of the Effective Time, from the prime rate of interest to the mid-term applicable federal rate as defined in Internal Revenue Code Section 1274(d).

  In the Merger, the Management Group will invest, in the aggregate, $7.5 million in shares of junior preferred stock and common stock of the Surviving Corporation. Prior to the Merger, the Management Group will contribute shares of the Company's common stock to Merger Subsidiary in the following amounts: approximately $5.5 million in the case of Mr. Ross, approximately $1.3 million in the case of Mr. Smith and a total of approximately $0.7 million from the other members of the Management Group. Members of the Management Group will exercise stock options to the extent that they do not already own shares necessary to obtain the shares to be contributed.

  In the Merger, Mr. Ross's ownership position in the Merger Subsidiary will be converted into shares of the Surviving Corporation's common stock (expected to represent approximately 5.7% of the total outstanding immediately after the Merger) and approximately $5.2 million liquidation value of the Surviving Corporation's non-voting redeemable preferred stock (the "Redeemable Preferred"). Cumulative dividends will accrue on the Redeemable Preferred at the rate of 8.0% per annum. The Surviving Corporation will have the option to redeem the Redeemable Preferred at any time (without premium or penalty) and will be required to redeem the Redeemable Preferred upon the earlier of (i) the 13th anniversary or (ii) a Sale of the Company (as defined in the certificate of incorporation of the Surviving Corporation). Mr. Ross will have the right, 24 months after the Effective Time, to put his Redeemable Preferred to the Surviving Corporation or the Fund for an amount equal to liquidation value plus any accrued but unpaid dividends. If Mr. Ross exercises the put, he will be required to transfer his shares of the Surviving Corporation's common stock to the Surviving Corporation or the Fund, as the case may be, for no additional consideration and his loan will become due and payable to the Surviving Corporation or the Fund, as the case may be, at such time. Mr. Ross's loan will also become due and payable at such time when the Surviving Corporation exercises its option to redeem his shares of the Redeemable Preferred.

  In the Merger, Mr. Smith's ownership position in the Merger Subsidiary will be converted into shares of the Surviving Corporation's common stock (expected to represent approximately 1.4% of the total outstanding immediately after the Merger) and approximately $1.2 million liquidation value of the Redeemable Preferred. Approximately 24.0% of his shares of the Redeemable Preferred will be subject to the same put rights and obligations as those described above for Mr. Ross. Mr. Smith's loan will become due and payable at such time when Mr. Smith exercises his put or the Surviving Corporation exercises its option to redeem his shares of the Redeemable Preferred. In addition, at the Effective Time, Mr. Smith will receive a stock option grant exercisable for 3% of the Company's outstanding stock after the Merger on a fully diluted basis which will vest over a three-year period on a daily basis.

  In the Merger, the ownership position in the Merger Subsidiary of the rest of the Management Group, including those of Messrs. Jarvis and Anderson, will be converted into shares of the Surviving Corporation's common stock and non-voting non-redeemable preferred stock (the "Perpetual Preferred"). The common stock to be received by such members of the Company's management will represent approximately 0.8% of the total outstanding immediately after the Merger. They will receive shares of the Perpetual Preferred having liquidation values, in the aggregate, of $0.7 million. Cumulative dividends will accrue on the Perpetual Preferred at the annual rate of 8.0% of the liquidation value per share thereof through the 12th anniversary of the Closing, and at the annual rate of 12.0% of the liquidation value per share thereof thereafter if, but only if, the Company has not offered to redeem such shares prior to such time.

  As a result of the transactions described above, following the Merger, the Management Group will own, in the aggregate, approximately $6.4 million liquidation value of the Redeemable Preferred, $0.7 million liquidation value of the Perpetual Preferred and approximately 7.8% of the Surviving Corporation's common stock outstanding immediately after the Merger.

  The opportunity to obtain such an equity interest in the Surviving Corporation may have presented the members of the Management Group with actual or potential conflicts of interest in connection with the Merger.

  The Fund will acquire a number of shares representing approximately 88.8% of the Surviving Corporation's common stock outstanding immediately after the Merger and approximately $80.8 million liquidation value of the Redeemable Preferred of the Surviving Corporation for an aggregate purchase price of $85.4 million. See "Financing of the Merger." The Fund will render certain management and advisory services to the Surviving Corporation for which it will receive from the Surviving Corporation a fee in the amount of $350,000 per year.

  In connection with the Merger, the Fund and the management shareholders of the Surviving Corporation will enter into a shareholders agreement which will provide for, among other things, restrictions on transfer, "drag-along" and "tag-along" rights, registration rights and an agreement by the parties to vote their shares to elect Mr. Smith as a director of the Surviving Corporation. Under the shareholders' agreement, Mr. Smith will be able to participate in any future public offerings of the Company's common stock to the same extent as Madison Dearborn, and his shares will be subject to certain resale provisions. After Mr. Smith's employment terminates, he will be able to sell his equity interest in the Company (other than the portion of his interest putable to Madison Dearborn) to the Company at its fair market value with the purchase price being paid over a four-year period, subject to corporate law restrictions and restrictions imposed by the Company's lenders.

  Option Agreements. On August 13, 1997, Messrs. Ross and Smith executed the Option Agreements which granted to Madison Dearborn an option to purchase all (but not less than all) of their shares of the Company's common stock for $25.00 per share in cash. In addition, under the terms of the Option Agreements, Messrs. Ross and Smith granted Madison Dearborn an irrevocable proxy to vote their shares at any meeting for the purpose of approving the proposed acquisition of the Company by Madison Dearborn, or considering any issue or matter relating to such acquisition or any matter which would adversely effect the proposed acquisition. The Option Agreements terminate on March 11, 1998 or, if an Acquisition Proposal is made or announced, September 7, 1998 or upon the termination of the Merger Agreement arising from a breach of the Merger Agreement by Madison Dearborn or the entry of a final non-appealable order enjoining the acquisition of the Company by Madison Dearborn.

  Employment and Consulting Agreements. A condition to Madison Dearborn's obligations under the Merger Agreement is that Mr. Ross execute a two-year consulting agreement and Mr. Smith execute a three-year employment agreement. Although these agreements will not be executed until the Effective Time, the parties have agreed to a summary of proposed terms that was delivered by Madison Dearborn to Messrs. Ross and Smith in connection with the execution of the Merger Agreement. The proposed terms of Mr. Ross's consulting agreement provide that he will serve as Chairman of the Company's Board of Directors and will facilitate the Company's relationships with third parties and suppliers. Mr. Ross's consulting agreement will provide an annual compensation of $250,000 per year (along with benefits at his current level) with an expected time commitment for Mr. Ross of 60 days per year. The consulting agreement for Mr. Ross will contain noncompete and nonsolicitation covenants and confidentiality provisions.

  The summary terms of Mr. Smith's employment agreement provides that he will serve as the Company's President and Chief Executive Officer as well as a director for three years after the Merger. Mr. Smith will receive an annual base salary of $475,000 per year, subject to possible increases, and a maximum bonus opportunity of up to 50% of his base salary, and he will continue to receive his current benefits and perquisites. Mr. Smith's employment consulting agreement will contain noncompete and nonsolicitation covenants and confidentiality provisions.

  Treatment of Stock Options. Certain executive officers of the Company hold options to purchase the Company's common stock granted under the Option Plans. Under the terms of the Merger Agreement, all options granted under the Option Plans (whether or not exercisable) will be canceled at or about the Effective Time, and the holders of the options will be entitled to receive (subject to applicable withholding taxes) an amount in cash equal to the product of (i) the difference between $25.00 and the exercise price of such option and (ii) the number of shares of the Company's common stock subject to such option. As of November 15, 1997, there were options outstanding to purchase an aggregate of 1,248,863 shares of the Company's common stock at a weighted average exercise price of $3.97 per share.

  The following table sets forth information as to the options outstanding on November 15, 1997, for which cash payment will be received upon consummation of the Merger, and the proceeds to be received upon termination of such options by the directors and executive officers of the Company:

                                   OUTSTANDING            CASH PAYMENT TO BE
                              OPTIONS FOR WHICH CASH        RECEIVED UPON
   NAME                      PAYMENT WILL BE RECEIVED CONSUMMATION OF THE MERGER
   ----                      ------------------------ --------------------------
   Lloyd L. Ross...........           450,000                $ 9,742,500
   Jerry M. Smith..........           646,040                 13,447,928
   Mark E. Jarvis..........            20,250                    376,312
   Michael Anderson........             5,650                    104,996
   James A. Mabry..........               -0-                        -0-
   H. Russell Potts, Jr....               -0-                        -0-
   William C. Saunders.....               -0-                        -0-
   All directors and
    executive officers as a
    group
    (7 persons)............         1,121,940                $23,671,736

  Director and Officer Indemnification and Insurance. The Company agreed in the Merger Agreement to indemnify after the Effective Time the Company's and any of its subsidiaries' current and former officers and directors for any losses, claims, damages, costs and other liabilities or claims made against such persons because they were a director or officer of the Company to the fullest extent permitted by Delaware corporate law. In addition, the Merger Agreement provides that for six years after the Effective Time, the Company will maintain its current directors' and officers' liability insurance for the benefit of its directors and officers (or substitute policies of at least the same coverage and containing terms not materially adverse to the indemnified parties); provided, however, Madison Dearborn is not required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement.

EFFECTIVE TIME AND CONSEQUENCES OF THE MERGER

  If approved by the requisite vote of the stockholders of the Company and if all other conditions to the consummation of the Merger are satisfied or waived, the Merger will become effective, unless the Merger Agreement is terminated as provided therein, upon the making of certain filings with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law ("DGCL"). At the Effective Time, the Merger Subsidiary will be merged with and into the Company, which will be the Surviving Corporation in the Merger, and the separate corporate existence and identity of the Merger Subsidiary will cease. The corporate existence and identity of the Company will continue unaffected by the Merger, although it will become a subsidiary of the Fund.

  It is currently contemplated that the Effective Time of the Merger will occur as promptly as practicable after the approval of the Merger by the Company's stockholders at the Special Meeting, subject to the conditions described under "Merger--Conditions to Merger."

  As a result of the Merger, the entire equity interest in the Company will be owned by the Fund and the Management Group. The stockholders of the Company (other than the Management Group) will no longer have any interest in, and will not be stockholders of, the Company, and therefore will not participate in its future earnings and growth. Instead, each such holder of the Company's common stock will have the right to receive $25.00 in cash, without interest, for each share held (other than the Unconverted Shares). Following the Merger, the Fund, as well as the Management Group, will have the opportunity to benefit from any earnings and growth of the Company, and will bear the risk of any decrease in the Company's value. Following the Merger, the Company's common stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of the Company's common stock under the Exchange Act will be terminated.

  At the Effective Time, the present board of directors of the Company, other than Messr. Smith and Ross, will be replaced with individuals selected by the Fund. The Madison Dearborn representatives who will serve as directors of the Company as of the Effective Time are: William J. Hunckler, III, Benjamin D. Chereskin and Robin P. Selati. Messrs. Hunckler and Chereskin have been Vice Presidents of Partners since co-founding the firm in 1993. Prior to 1993, both of them were with First Chicago Venture Capital. Mr. Selati has been with Partners since 1993 and prior to that was with Alex. Brown & Sons Incorporated. Messrs. Hunckler, Chereskin and Selati are all citizens of the United States. The officers of the Company will be the officers of the Surviving Corporation after the Effective Time.

  Madison Dearborn expects that, following consummation of the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. The board of directors and management of the Company will, however, continue to evaluate the Company's business, operations, corporate structure and organization and will make such changes as they deem appropriate.

  As a result of the borrowings to be incurred to finance the Merger and the Company's post-Merger operations, the consolidated indebtedness of the Company following the Effective Time will be substantially greater than current levels. In addition, the interest rates on the new indebtedness are expected to be higher than the Company's current rates, and the covenants applicable to the new indebtedness are expected to be more restrictive than current covenants. As a result, the Company's financial and operating flexibility will be reduced.

FEDERAL INCOME TAX CONSEQUENCES

  A stockholder who exchanges the shares of the Company's common stock for cash pursuant to the Merger or exercises appraisal rights will recognize gain or loss equal to the difference between the cash received in the Merger or pursuant to the exercise of appraisal rights and such stockholder's adjusted tax basis in the shares exchanged. Gain or loss recognized will be treated as a long-term capital gain or loss if the shares are held as capital assets and if the shares of the Company's common stock exchanged have a holding period of more than one year at the Effective Time. Even if the gain or loss is treated as a long-term capital gain or loss, the tax rate will vary depending on the holding period.

  THE FOREGOING PARAGRAPH PRESENTS THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE FOREGOING DISCUSSION DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF STOCKHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A STOCKHOLDER WHO ACQUIRED HIS SHARES OF THE COMPANY'S COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. EACH HOLDER OF SHARES OF THE COMPANY'S COMMON STOCK IS URGED TO OBTAIN, AND SHOULD RELY UPON, HIS OWN TAX ADVICE.

DISSENTER'S RIGHTS

  The DGCL affords holders of the Company's common stock who dissent and object to the Merger Agreement the right to demand to be paid the fair value of their shares. In order to perfect such statutory rights, certain procedures as outlined in Section 262 of the DGCL must be followed, including filing a written objection to the Merger Agreement with the Company prior to the time the vote on the Merger Agreement is taken. See "The Merger--Appraisal Rights of Dissenting Stockholders."

                                THE MERGER

  The terms and conditions of the Merger are set forth in the Merger Agreement, the text of which is attached to this Proxy Statement as Appendix
A. The summary of the Merger Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document.

  At the time the Merger becomes effective, the Merger Subsidiary will be merged with and into the Company in accordance with Delaware law. As a result of the Merger, the separate corporate existence of the Merger Subsidiary (which was formed solely for the purposes of the Merger and has not engaged in any operations or business) will cease, and the Company will continue its existence as a separate subsidiary of the Fund.

  Upon the consummation of the Merger, each share of the Company's common stock (other than the Unconverted Shares) will be converted into the right to receive $25.00 in cash.

EXCHANGE OF CERTIFICATES REPRESENTING THE COMMON STOCK

  Instructions with regard to the surrender of the Company's stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to the Company's stockholders as promptly as practicable after the Effective Time. In order to receive the Merger Consideration, the stockholders of the Company will be required to surrender their stock certificates after the Effective Time, together with a duly completed and executed letter of transmittal, to a paying agent (the "Paying Agent") selected by Madison Dearborn. Promptly after the Effective Time, the cash amount of the Merger Consideration will be deposited in trust with the Paying Agent. Upon receipt of such stock certificates and letter of transmittal, the Paying Agent will deliver the Merger Consideration to the registered holder or his transferee of the shares of the Company's common stock. No interest will be paid or accrued on the amounts payable upon the surrender of stock certificates.

  STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THE INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED.

  If the Merger Consideration is to be delivered to a person other than the person in whose name the certificate for the shares of the Company's common stock surrendered in exchange therefor is registered, it will be a condition of such payment of such Merger Consideration that the stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and that the person requesting such payment (i) pay in advance any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the stock certificate surrendered or (ii) establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

  After the Effective Time, there will be no further transfers on the stock transfer books of the Company of the shares of the Company's common stock that were outstanding immediately prior to the Effective Time. If a certificate representing such shares is presented for transfer, subject to compliance with the requisite transmittal procedures, it will be cancelled and exchanged for the Merger Consideration.

  Each certificate representing shares of the Company's common stock immediately prior to the Effective Time (other than the Unconverted Shares) will, at the Effective Time, be deemed for all purposes to represent only the right to receive the Merger Consideration into which the shares of the Company's common stock represented by such certificate were converted in the Merger.

  Any Merger Consideration delivered or made available to the Paying Agent and not exchanged for stock certificates within 180 days after the Effective Time will be returned by the Paying Agent to the Company, which will thereafter act as Paying Agent. None of Madison Dearborn, the Fund, the Company or the Paying Agent will be liable to a holder of shares of the Company's common stock for any of the Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

TREATMENT OF OUTSTANDING OPTIONS

  The Merger Agreement provides that all options outstanding under the Incentive Option Plans, whether or not exercisable, shall be cancelled at the Effective Time. Holders of the options will be entitled to receive (subject to applicable withholding taxes) an amount in cash equal to the product of (i) the difference between $25.00 and the exercise price of such option and (ii) the number of shares of the Company's common stock subject to such option. As of September 22, 1997, there were options outstanding to purchase an aggregate of 1,248,863 shares of the Company's common stock at a weighted average exercise price of $3.97 per share. Some options held by the Management Group will be exercised. See "Special Factors--Conflicts of Interest."

CONDITIONS TO MERGER

  Each party's obligation to effect the Merger is subject to the satisfaction of a number of conditions, most of which may be waived by a specified party or parties. These conditions include the Merger Agreement and the Merger being approved and adopted by the affirmative vote of the holders of a majority of the Company's common stock and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect

  In addition, the obligations of Madison Dearborn and the Merger Subsidiary to effect the Merger are subject to the satisfaction of additional conditions, which include the following: (i) the representations and warranties of the Company in the Merger Agreement are generally true and correct as of the Effective Time, except as otherwise contemplated by the Merger Agreement and except in those instances where the aggregate amounts represented by all breaches (other than breaches for which the Company has obtained the consent of Madison Dearborn and the Merger Subsidiary) of such representations and warranties are not likely to result in a material adverse effect on the Company; (ii) Madison Dearborn and the Merger Subsidiary shall have received the debt financing for the transactions contemplated by the Merger Agreement on terms substantially as outlined in certain financing letters obtained by Madison Dearborn in connection with the execution of the Merger; (iii) Mr. Ross shall have entered into a two-year consulting agreement with the Company on terms consistent with the letter dated September 12, 1997 from Madison Dearborn to him, and Mr. Jerry M. Smith shall have entered into a three-year employment agreement with the Company on terms consistent with the letter dated September 12, 1997 from Madison Dearborn to him and shall have made the investment in the Merger Subsidiary as contemplated by such letters; (iv) the Company and its subsidiaries shall have obtained all material consents needed to consummate the Merger; and (v) holders of no more than 5.0% of the Company's outstanding shares of common stock seek to perfect then statutory appraisal rights.

  In addition, the obligation of the Company to effect the Merger is subject to the satisfaction of certain additional conditions which include the representations and warranties of Madison Dearborn and the Merger Subsidiary set forth in the Merger Agreement being true and correct as of the Effective Time, except as otherwise contemplated by the Merger Agreement.

AMENDMENT OF THE MERGER AGREEMENT; WAIVER OF CONDITIONS

  The respective Boards of Directors of Madison Dearborn, the Merger Subsidiary and the Company may, by written agreement, at any time before or after the approval of the Merger Agreement by the Company's stockholders, amend the Merger Agreement, provided that after such stockholder approval no amendment or modification may be made that would materially adversely affect the rights of the Company's stockholders without the further approval of such stockholders. Each party may, to the extent legally permitted, extend the time for the performance of any of the obligations of any other party to the Merger Agreement, waive any inaccuracies in the representations or warranties of any other party contained in the Merger Agreement, waive compliance or performance by any other party with any covenants, agreements or obligations contained in the Merger Agreement or waive the satisfaction of any condition that is precedent to its performance under the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

  The Company has agreed that during the period from the date of the Merger Agreement to the Effective Time, except as otherwise provided in the Merger Agreement or consented to by Madison Dearborn, each of the Company and its subsidiaries will conduct its business in the usual, regular, and ordinary course of business substantially the same manner as conducted prior to the date of the Merger Agreement and will use all reasonable efforts to preserve intact its business organization, keep available the services of its current officers and employees and preserve relationships with customers, suppliers and others having material business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. The Company has further agreed that it will not or permit its subsidiaries to take certain enumerated actions which include the following: (i) declare or pay any dividends on or make any other distributions in respect of any of its capital stock; (ii) acquire or agree to acquire any assets of any corporation, partnership, association, or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business; (iii) sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operation or capital lease), encumber, or otherwise dispose of, any of its assets (including, without limitation, any capital stock or other ownership interest of any subsidiary of the Company) except for sales of inventory in the ordinary course of business consistent with past practice; (iv) take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties contained in the Merger Agreement being untrue in any material respects or any of the Company's covenants contained in the Merger Agreement or any of the conditions to the Merger not being satisfied in all material respects; (v) without the prior written consent of Madison Dearborn, (A) grant any increases in the compensation of any of its directors, officers, or key employees, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated to be paid prior to the Effective Time by any of the existing benefit plans or employee arrangements as in effect on the date of the Merger Agreement to any such director, officer or key employee, whether past or present, (C) enter into any new, or materially amend any existing, employment, severance, or termination agreement with any such director, officer, or key employee or, (D) except as may be required by law, become obligated under any new employee benefit plan or employee arrangement, which was not in existence on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; (vi) assume or incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others (other than borrowings under the Company's existing revolving credit facility in the ordinary course of business consistent with past practice) or enter into any operating or capital lease (other than entering into operating leases in connection with leasing additional retail space in the ordinary course of business consistent with past practice) or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its subsidiaries, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person; (vii) enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any material contract; or (viii) incur any capital expenditures in excess of $100,000 except for capital expenditures contemplated by the Company's budget previously supplied to Madison Dearborn.

NO SOLICITATION

  The Merger Agreement provides that neither the Company nor any of its representatives will directly or indirectly (i) initiate, solicit, or encourage or take any other action to facilitate any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) provide any information to any person or entity concerning the Company (other than information generally provided in the ordinary course of its business) or (iii) enter into or negotiate with any person to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal. The Company agreed to notify Madison Dearborn of the relevant details relating to inquiries and proposals which it may receive and to provide Madison Dearborn with a copy of any inquiry or proposal. The Board of Directors of the Company, however, is not prohibited from responding to any unsolicited written, bona fide Acquisition Proposal if (A) the Board of Directors, after consultation with SBC Warburg

Dillon Read, determines in good faith that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the Company's stockholders than the Merger, (B) the Board of Directors, after consultation with its independent legal counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law, (C) prior to taking such action, the Company (x) provides reasonable prior notice to Madison Dearborn to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, and (D) the Company advises Madison Dearborn as to all of the relevant details relating to any such discussions or negotiations.

TERMINATION OF MERGER AGREEMENT

  The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, whether before or after the approval by the Company's stockholders, (i) by the mutual consent of Madison Dearborn and the Company; (ii) by Madison Dearborn if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Company made in the Merger Agreement or there has been a material failure by the Company to comply with its obligations under the Merger Agreement; (iii) by the Company if there has been a material misrepresentation or breach of warranty in the representations and warranties of Madison Dearborn made in the Merger Agreement or there has been a material failure by Madison Dearborn to comply with its obligations under the Merger Agreement;
(iv) by either Madison Dearborn or the Company if all conditions to that party's obligation to consummate the Merger have not been satisfied or waived by March 12, 1998, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions of the Merger Agreement to be performed or observed by it; (v) by either Madison Dearborn or the Company if the consummation of the Merger would violate any nonappealable final order, decree or judgment of any court or governmental body or agency having competent jurisdiction; or (vi) by Madison Dearborn if a "Triggering Event" occurs or as it terminates the Merger Agreement under certain other circumstances.

  If Madison Dearborn or the Company terminates the Merger Agreement as provided above, there will be no liability on the part of any party or its officers, directors or stockholders, except as described in "Fees and Expenses" below.

FEES AND EXPENSES

  The Merger Agreement provides that all costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except as otherwise provided in the Merger Agreement and except with respect to claims for damages incurred as a result of the breach of the Merger Agreement. In addition, the Company has agreed to pay Madison Dearborn a fee equal to $9,750,000 upon (i) the termination of the Merger Agreement in accordance with the terms thereof in the event of any of the following Triggering Events: (1) the Board shall have
(A) withdrawn or modified, in a manner adverse to Madison Dearborn or the Merger Subsidiary, its recommendation of the Merger Agreement or the Merger or
(B) failed to confirm its recommendations of the Merger Agreement or the Merger within two business days after a written request by Madison Dearborn to do so after the occurrence of an Acquisition Proposal; (2) the Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal; (3) the Company shall have entered into an agreement (other than a confidentiality agreement as contemplated by the Merger Agreement) with respect to an Acquisition Proposal; (4) any person or group (other than Madison Dearborn, the Merger Subsidiary or any of their affiliates) shall have acquired shares of the Company's common stock after the date of the Merger Agreement which, when added to shares already owned by such person or group, constitute a majority of the outstanding shares or a tender or exchange offer for shares shall have been commenced and such offer ultimately results, including after the termination of the Merger Agreement, in a person or group owning a majority of the outstanding shares; or (5) (A) an Acquisition Proposal is made and (B) the Company fails to call and hold a stockholders meeting to approve the Merger Agreement and the Merger as promptly as is reasonably practicable having regard to the expected timing of the financing of the Merger and, in any event, on or prior to March 6, 1998 (such time period may be extended by an amount of time equal, in the reasonable judgment of the Company, to any delays beyond the reasonable control of the Company in obtaining any required regulatory approvals in connection with the transactions contemplated by the Merger Agreement); or (ii) the termination of the Merger Agreement in accordance with its terms following a material and willful breach by the Company of any covenant or agreement set forth in the Merger Agreement, which breach could reasonably be expected to aid or encourage an Acquisition Proposal and shall not have been cured within ten business days following receipt by the Company of notice of such breach.

  Upon any termination of the Merger Agreement (other than a termination by the Company, so long as it is not then in material breach of its obligations under the Merger Agreement, in the event that there has been a breach of any representation, warranty, covenant or agreement by Madison Dearborn, which breach has not been cured within five business days following receipt by Madison Dearborn of notice of such breach), the Company has agreed to pay to Madison Dearborn (not later than one business day after receipt of reasonable documentation therefor and in no event prior to January 2, 1998) such amounts as may be necessary to reimburse Madison Dearborn and the Merger Subsidiary for their reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Madison Dearborn or the Merger Subsidiary to third parties in connection with the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all costs and reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants, provided that (x) reimbursement for such fees and expenses is to be limited to $1,000,000 and (y) reimbursement under this sentence does not cover fees incurred or paid by or on behalf of Madison Dearborn or the Merger Subsidiary under the financing letters obtained by Madison Dearborn and the Merger Subsidiary to provide debt financing for the transactions contemplated by the Merger Agreement. In addition, in the event the payment becomes due under the preceding sentence, the Company has agreed to pay to Madison Dearborn (not later than one business day after receipt of reasonable documentation therefor) all fees and expenses incurred or paid by or on behalf of Madison Dearborn or the Merger Subsidiary under the financing letters, provided that reimbursement for fees and expenses under this sentence is to be limited to $1,000,000. The Company has agreed to, in any event, pay the amount requested (subject to the limits in the preceding two sentences) within one business day of receipt of reasonable documentation from Madison Dearborn. The amounts payable to Madison Dearborn and the Merger Subsidiary under this paragraph are to be in addition to (and not an offset against) the amount (if any) payable to Madison Dearborn under the preceding paragraph.

  Estimated fees and expenses in connection with the Merger and related transactions (assuming consummation thereof) are as follows:

      Financial advisor fees....................................... $ 5,000,000
      Senior lender fees........................................... $ 3,500,000
      Legal fees................................................... $ 1,000,000
      Accounting fees.............................................. $   350,000
      Filing fees, printing costs and other expenses............... $   250,000
                                                                    -----------
        TOTAL...................................................... $10,150,000

  The Surviving Corporation will pay all or a portion of these costs out of the proceeds of the financing.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties, including representations and warranties by the Company with respect to its corporate existence and power, capital structure, corporate authorization, noncontravention, consents and approvals, SEC filings, information supplied, compliance with applicable laws, litigation, taxes, pension and benefit plans and ERISA, absence of certain changes or events, absence of undisclosed material liabilities, opinion of financial advisor, vote required, labor matters, intangible property, environmental matters, real property, board recommendation, material contracts, related party transactions, indebtedness, liens, and other matters.

  Madison Dearborn and the Merger Subsidiary have also made certain representations and warranties with respect to corporate or partnership existence and power, corporate or partnership authorization, consent and approvals, noncontravention, information supplied, board recommendation, financing, and other matters.

CERTAIN REGULATORY MATTERS

  Consummation of the Merger is conditioned upon receipt by Madison Dearborn and the Company of such regulatory and other approvals as are required under applicable law. Other than matters described below, Madison Dearborn and the Company know of no such regulatory or other approvals required by law.

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisition transactions, including the proposed Merger, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Justice Department (the "Antitrust Division") and certain waiting period requirements have expired or been terminated. In accordance with the HSR Act, Madison Dearborn and the Company each filed Notification and Report Forms and certain supplementary materials with the Antitrust Division and the FTC for review in connection with the proposed Merger. The FTC granted early termination of the waiting period under the HSR Act on November 3, 1997.

INDEMNIFICATION

  The Merger Agreement provides that the Company will, and from and after the Effective Time indemnify, defend and hold harmless each person who was at the date of the Merger Agreement, or had been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part on, or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case, to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be, and the Company will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law. All rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

DIRECTORS' AND OFFICERS' INSURANCE

  For a period of six years after the Effective Time, the Company shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Madison Dearborn may substitute therefor policies of at least the same coverage and containing terms and conditions which are not materially less advantageous to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Madison Dearborn shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

FINANCING

  It is estimated that approximately $415 million (net of cash and cash equivalents of the Company) will be required to consummate the Merger and provide current and future working capital for the Company. The principal sources for financing the Merger will be provided by (i) an equity investment of $117.9 million consisting of (A) an $85.4 million investment by the Fund (comprised of $4.6 million of common stock and $80.8 million of junior preferred stock), (B) a $7.5 million of investment by certain members of management of the Company (comprised of $0.4 million in common stock and $7.1 million in junior preferred stock) and (C) a $25.0 million investment by certain unaffiliated investors in units consisting of senior exchangeable redeemable preferred stock and common stock, (ii) the sale of senior subordinated notes ($100 million) and (iii) a credit facility with senior lenders including a $90 million revolving credit facility (which, subject to certain conditions, can be increased up to $115 million) and term loans ($110 million). The senior subordinated notes will be unsecured obligations, will mature on the tenth anniversary of issuance, will bear interest at a fixed rate to be determined and will be redeemable by the issuer commencing in 2002 at prices to be determined. Borrowings under the credit facility will be secured by substantially all of the Surviving Corporation's assets. The revolving credit facility will terminate on the fifth anniversary of the closing. $40 million of the term loans will mature on the fifth anniversary of the closing, and the remaining $70 million will mature on the seventh anniversary of the closing, subject to mandatory amortization prior to maturity from excess cash flow and certain other sources. Interest on borrowings under the credit facility will, in the event a LIBOR pricing option is exercised, range from 2.5% to 3% over LIBOR, and, in the event a corporate base rate pricing option is exercised, range from 1.5% to 2% over the corporate base rate. Closing of the financing is subject to the satisfaction of numerous conditions.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

  Holders of shares of the Company's common stock are entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). Section 262 is reprinted in its entirety as Appendix C to this Proxy Statement. All references in
Section 262 and in this summary to a "stockholder" are to the record holder of the shares of the Company's common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of the Company's common stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. THIS DISCUSSION AND APPENDIX C SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

  Each stockholder electing to demand the appraisal of his shares shall deliver to the Company, before the taking of the vote on the Merger at the Special Meeting, a written demand for appraisal of his shares of the Company's common stock. The demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares of the Company's common stock. This written demand for appraisal of the shares of the Company's common stock must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for appraisal within the meaning of Section 262. Any stockholder electing to demand his appraisal rights will not be granted appraisal rights under Section 262 if such stockholder has either voted in favor of the Merger or consented thereto in writing (including by granting the proxy solicited by this Joint Proxy Statement or by returning a signed proxy without specifying a vote against the Merger or a direction to abstain from such vote). Additionally, appraisal rights will not be granted under Section 262 if the stockholder does not continuously hold through the Effective Time his shares of the Company's common stock with respect to which he demands appraisal.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      MADISON DEARBORN PARTNERS II, L.P.,

                       TUESDAY MORNING ACQUISITION CORP.

                                      AND

                          TUESDAY MORNING CORPORATION

                         DATED AS OF SEPTEMBER 12, 1997

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER, dated as of September 12, 1997 (this "Agreement"), is made and entered into by and among Madison Dearborn Partners II, L.P., a Delaware limited partnership ("Parent"), Tuesday Morning Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Tuesday Morning Corporation, a Delaware corporation (the "Company").

  WHEREAS, the general partner of Parent and the respective Boards of Directors of Sub and the Company have approved the acquisition of the Company by Parent, by means of the merger (the "Merger") of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, pursuant to those certain option agreements (the "Option Agreements"), dated as of August 13, 1997, by and between Parent and each of Messrs. Lloyd L. Ross and Jerry M. Smith (the "Stockholders"), Parent has acquired an option (the "Option") to purchase 3,896,757 shares of common stock, par value $0.01 per share, of the Company ("Shares" or "Company Common Stock") held by the Stockholders (including 1,143,600 Shares issuable to the Stockholders upon exercise of stock options), which Shares are currently being held in escrow by NationsBank of Texas, N.A.;

  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof;

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and a direct wholly owned subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue under the name "Tuesday Morning Corporation."

  1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the closing of the merger (the "Closing") shall take place at 10:00 a.m., Chicago time, on the first business day after satisfaction and/or waiver of all of the conditions set forth in Article VI (the "Closing Date"), at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, unless another date, time or place is agreed to in writing by the parties hereto.

  1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, on the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

  1.4 Effects of the Merger.

  (a) The Merger shall have the effects as set forth in the applicable provisions of the DGCL.

  (b) The directors of Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

  (c) The Certificate of Incorporation of the Company shall be amended and restated in its entirety as set forth on Exhibit A hereto, and, from and after the Effective Time, such amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

  (d) The Bylaws of the Company shall be amended and restated in their entirety as set forth on Exhibit B hereto and, from and after the Effective Time, such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation or the Bylaws.

                                  ARTICLE II

  Effect of the Merger on the Capital Stock of the Constituent Corporations;
                           Exchange of Certificates

  2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company Common Stock or any holder of shares of capital stock of Sub:

    (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation or such other equity securities of the Surviving Corporation as Parent shall specify.

    (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company and all shares of Company Common Stock and other shares of capital stock of the Company owned by Parent or Sub shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

  2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the shares thereof:

    (a) (i) Subject to the other provisions of this Section 2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly (other than the shares covered by the Option), by the Company or by Parent, Sub or any other Subsidiary of Parent and Dissenting Shares (as defined in Section 2.6)) shall be converted into the right to receive $25.00 per share, net to the seller in cash, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender and exchange of the Certificate (as defined in Section 2.3) representing such share of Company Common Stock. As used in this Agreement, the word "Subsidiary", with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) at least 25% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

    (ii) All such shares of Company Common Stock, when converted as provided in Section 2.2(a)(i), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each

  Certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of
  Section 2.3, shall only represent the right to receive for their Shares, the Merger Consideration, without any interest thereon.

2.3 Payment for Shares.

  (a) Paying Agent. Prior to the Effective Time, Sub shall appoint a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Sub shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article II, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 2.2(a)(i) and this Section
2.3 to holders (other than the Company or Parent, Sub or any other Subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

  The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Company Common Stock entitled thereto as contemplated by this Section. The Surviving Corporation shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to the Surviving Corporation. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 2.3, the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

  (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record (other than the Company or Parent, Sub or any other Subsidiary of Parent) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and
(y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 2.3(b), each Certificate (other than Certificates representing Shares owned by the Company or Parent, Sub or any other Subsidiary of Parent), shall represent for all purposes only the right to receive the Merger Consideration.

  (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

  (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfer of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

  2.5 Stock Option Plans. At or about the Effective Time, the holders of then outstanding options to purchase Shares under the Company's Restated Incentive Stock Option Plan and Non-Qualified Stock Option Plan (the "Stock Option Plans"), whether or not then exercisable (collectively, the "Employee Options"), shall, in cancellation and settlement thereof, receive for each Share subject to such Employee Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per Share exercise price of such Employee Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"). Upon receipt of the Option Consideration, the Employee Option shall be canceled. The surrender of an Employee Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Employee Option. Prior to the Closing, the Company shall obtain all necessary consents or releases from holders of Employee Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.5. The Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time. Prior to the Closing, the Company shall take all action necessary to (i) ensure that, following the Effective Time, no participant in the Stock Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and (ii) terminate all such plans, programs and arrangements.

  2.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.

                                  ARTICLE III

                        Representations and Warranties

  3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

    (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not (i) have a Material Adverse Effect (as defined below) with respect to the Company or (ii) impair in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has heretofore delivered to Parent complete and correct copies of its and its Subsidiaries' respective Certificates of Incorporation and Bylaws. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on Schedule 3.1(a). As used in this Agreement: a "Material Adverse Effect" shall mean, with respect to any party, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, results of operations, assets, condition (financial or otherwise) or prospects of such party and its Subsidiaries, taken as a whole.

    (b) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 Shares and 2,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of the date hereof: (i) 12,346,974 Shares are issued and 11,917,681 Shares are outstanding; (ii) no shares of Preferred Stock are issued and outstanding; and (iii) 1,248,863 Shares are reserved for issuance pursuant to Employee Options outstanding under the Stock Option Plans. Except for the issuance of Shares pursuant to the exercise of outstanding Employee Options, there are no employment, executive termination or similar agreements providing for the issuance of Shares. No Shares are held by the Company, and no Shares are held by any Subsidiary of the Company. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote ("Company Voting Debt") are issued or outstanding. All outstanding Shares are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights. Except as set forth on Schedule 3.1(b), all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.1(b), there are outstanding: (i) no shares of capital stock, Company Voting Debt or other voting securities of the Company; (ii) no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock, Company Voting Debt or other voting securities of the Company or any Subsidiary of the Company; and
  (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 3.1(b), since June 30, 1997, the Company has not (i) granted any options, warrants or rights to purchase shares of Company Common Stock or (ii) amended or repriced any Employee Option or the Stock Option Plans. The Company has previously delivered to Parent a complete and correct list of all outstanding options, warrants and rights to purchase shares of Company Common Stock and the exercise prices relating thereto. Except for the Option Agreements, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

    (c) Authority; No Violations; Consents and Approvals.

      (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding Shares ("Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      (ii) Except as set forth on Schedule 3.1(c)(ii), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration (including pursuant to any put right) of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries or
    (B) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 3.1(c) are duly and timely obtained or made and the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, Benefit Plan (as defined in Section 3.1(i)), Company Permit (as defined in Section 3.1(f)), or any other agreement, obligation, instrument, concession, franchise, or license or (2) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets (collectively, "Laws"). The Board of Directors of the Company has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement, to ensure that Section 203 of the DGCL does not, and will not, apply to the transactions contemplated in this Agreement.

      (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the United States Securities and Exchange Commission (the "SEC") of (x) a proxy statement in definitive form relating to a meeting of the holders of Company Common Stock to approve the Merger (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy
    Statement") and (y) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; and (E) such filings in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains and Transfer Taxes").
    (d) SEC Documents. The Company has delivered to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1994 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, which will not be material, either individually or in the aggregate) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.
    (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein will comply as to form, in all material respects, with the provisions of the Exchange Act or the rules and regulations thereunder.
    (f) Compliance with Applicable Laws. The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits (a list of which is set forth on Schedule 3.1(f)). Except as disclosed in Schedule 3.1(f), the Company and its Subsidiaries have complied in all material respects with all applicable laws, ordinances and regulations of all Governmental Entities. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.
    (g) Litigation. Except as set forth on Schedule 3.1(g), there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company ("Company Litigation"), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order").

    (h) Taxes. Except as set forth on Schedule 3.1(h) hereto:

      (i) All Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has duly and timely paid (or there has been paid on its behalf) all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it. With respect to any period for which Taxes are not yet due with respect to the Company or any Subsidiary, the Company and each of its Subsidiaries has made due and sufficient current accruals for such Taxes in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents. The Company and each of its Subsidiaries has made (or there has been made on its behalf) all required estimated Tax payments sufficient to avoid any material underpayment penalties. The Company and each of its Subsidiaries has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

      (ii) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of the Company, threatened in regard to any Taxes due from or with respect to the Company or any of the Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. No assessment of Taxes is proposed against the Company or any of its Subsidiaries or any of their assets.

      (iii) No election under Section 338 of the Code has been made or filed by or with respect to the Company or any of its Subsidiaries. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets. None of the Company or any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries. None of the assets of the Company or any of its Subsidiaries is or will be required to be treated as being owned by any person (other than the Company or its Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

      (iv) None of the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract.

      (v) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code.

      (vi) Schedule 3.1(h) accurately sets forth (i) the amount of all deferred intercompany gains for purposes of Treasury Regulation section 1.1502-13 (including any predecessor regulation) with respect to the Company and its Subsidiaries; and (ii) the amount of any excess loss account with respect to the stock of each of the Subsidiaries for purposes of Treasury Regulation section 1.1502-19 (including any predecessor regulation).

      (vii) The term "Code" shall mean the internal Revenue Code of 1986, as amended. The term "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof. The term "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

    (i) Pension And Benefit Plans; ERISA.

    (i) Schedule 3.1(i)(i) sets forth a complete and correct list of:

      (A) all "employee benefit plans", as defined in Sections 3(3) and 4(b)(4) of ERISA, under which Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise ("Benefit Plans"); and

      (B) all employment or consulting agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, sick days, stock award, stock option, stock purchase, tuition assistance, club membership, employee discount, employee loan, or vacation pay agreements, policies or arrangements which the Company or any of its Subsidiaries maintains or has any obligation or liability (contingent or otherwise) and each of which has a cost to the Company or any of its Subsidiaries in excess of $10,000 for any year (the "Employee Arrangements").

    (ii) with respect to each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been delivered to Parent or its representatives: (i) the most recent plan and related trust documents, and all amendments thereto;
  (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent IRS determination letter;
  (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112).

    (iii) The Company and its Subsidiaries have not during the preceding six years had any obligation or liability (contingent or otherwise) with respect to a Benefit Plan which is described in Section 3(35), 3(37), 4(b)(4), 4063 or 4064 of ERISA.

    (iv) The Benefit Plans and their related trusts intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, are qualified under such sections. Any voluntary employee benefit association which provides benefits to current or former employees of the Company and its Subsidiaries, or their beneficiaries, is and has been qualified under
  Section 501(c)(9) of the Code.

    (v) All contributions or other payments required to have been made by the Company or any of its Subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

    (vi) The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable laws.

    (vii) Except as disclosed in Schedule 3.1(i)(vii), there are no pending or, to the best knowledge of the Company, threatened actions, claims or proceedings against or relating to any Benefit Plan or Employee Arrangement other than routine benefit claims by persons entitled to benefits thereunder.

    (viii) Except as disclosed in Schedule 3.1(i)(viii), the Company and its Subsidiaries do not maintain or have an obligation to contribute to retiree life or retiree health plans which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company or any of its Subsidiaries except (i) as may be required under Part 6 of Title I of ERISA) and at the sole expense of the participant or the participant's beneficiary or (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code.

    (ix) Except as disclosed in Schedule 3.1(i)(ix) none of the assets of any Benefit Plan is directly invested in stock of the Company or any of its affiliates, or property leased to or jointly owned by the Company or any of its affiliates.

    (x) Except as disclosed in Schedule 3.1(i)(x) or in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any employee (current, former or retired) of the Company and its Subsidiaries, (B) increase any benefits under any Benefit Plan or Employee Arrangement or (C) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

    (xi) The Company and its Subsidiaries have no liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of an underfunded pension plan.

    (j) Absence of Certain Changes or Events. Since June 30, 1997, the business of the Company and its Subsidiaries has been carried on only in the ordinary and usual course and no event or events has or have occurred that (either individually or in the aggregate) has had, or could have, a Material Adverse Effect on the Company.

    (k) No Undisclosed Liabilities. Except as specifically and individually set forth on Schedule 3.1(k) or the other schedules hereto (specific reference to which shall be made on Schedule 3.1(k)), there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are material to the Company and its Subsidiaries considered as a whole other than: (i) liabilities reflected on the Company's audited financial statements (together with the related notes thereto) filed with the Company's Annual Statement on Form 10-K for the year ended December 31, 1996 (as filed with the SEC) or unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 (such audited and unaudited financial statements being referred to herein as the "Company Financial Statements"); and (ii) liabilities under this Agreement.

    (l) Opinion of Financial Advisor. The Company has received the opinion of SBC Warburg Dillon Read Inc., (the "Financial Advisor") dated September 12, 1997, to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, a signed, true and complete copy of which opinion shall be delivered to Parent, and such opinion has not been withdrawn or modified. True and complete copies of all agreements and understandings between the Company or any of its affiliates and the Financial Advisor relating to the transactions contemplated by this Agreement are attached hereto as Schedule 3.1(l).

    (m) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to approve the Merger, this Agreement and the transactions contemplated hereby.

    (n) Labor Matters.

    (i) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the knowledge of the Company, there have been no organizing activities involving the Company or any of its Subsidiaries with respect to any group of employees of the Company or any of its Subsidiaries.

    (ii) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

    (iii) Except as set forth on Schedule 3.1(g), there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

    (iv) Each of the Company and its Subsidiaries is in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers, compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

    (v) Since January 1, 1996, there has been no "mass layoff" or "plant closing" (as defined by the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN Act") with respect to the Company or any of its Subsidiaries.

    (o) Intangible Property. Except as set forth on Schedule 3.1(o) attached hereto, each of the Company and its subsidiaries owns or has a right to use each material trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright owned, used or useful in connection with the operation of its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the "Company Intangible Property"), free and clear of any and all liens, claims or encumbrances. Schedule 3.1(o) hereto sets forth a complete list of the Company Intangible Property. The use of the Company Intangible Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person.

    (p) Environmental Matters.

      (i) For purposes of this Agreement:

        (A) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and the costs to clean up, remove, treat, or in any other way address any Hazardous Materials) arising from or under any Environmental Law.

        (B) "Environmental Law" means any applicable law regulating or prohibiting Releases of Hazardous materials into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety from Hazardous Materials including the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.
      (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Clean Water Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (33 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S) 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, including the Industrial Site Recovery Act ("IRSA"), and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date;

        (C) "Hazardous Material" means any substance, material or waste which is regulated by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law and shall also include petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials;

      (D) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment, or into or out of any property; and

      (E) "Remedial Action" means all actions, including any expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

      (ii) (A) The operations of the Company and its Subsidiaries have been and, as of the Closing Date, will be, in compliance with all Environmental Laws;

      (B) The Company and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not materially impair the ability of the Company and its Subsidiaries to continue operations;

      (C) The Company and its Subsidiaries are not subject to any outstanding written orders from, or written agreements with, any Governmental Entity or other person respecting (I) Environmental Laws,
    (II) Remedial Action or (III) any Release or threatened Release of a Hazardous Material;

      (D) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability is outstanding;

      (E) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the environment (whether on-site or off-site) which would be reasonably likely to result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities in excess of $100,000;

      (F) The operations of the Company or its Subsidiaries do not involve the transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

      (G) Except as set forth on Schedule 3.1(p) attached hereto, to the knowledge of the Company, there is not now nor has there been in the past, on or in any owned property of the Company or its Subsidiaries any of the following: (I) any underground storage tanks or surface impoundments, (II) any asbestos-containing materials in friable form or
    (III) any polychlorinated biphenyls; and

      (H) No judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law.

    (q) Real Property.

      (i) The Company has previously provided to Parent a list of all of the real property owned in fee by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except
    (1) those reflected or reserved against in the balance sheet of the Company dated as of December 31, 1996, (2) taxes and general and special assessments not in default and payable without penalty and interest, (3) statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent and (4) liens which are not substantial in character, amount or extent and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

    (ii) The Company has previously provided to Parent a list setting forth each lease, sublease or other agreement (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of the Company or any Subsidiary of the Company or, to the Company's knowledge, the landlord, exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (1) those reflected or reserved against in the balance sheet of the Company dated as of December 31, 1996,
  (2) taxes and general and special assessments not in default and payable without penalty and interest, (3) statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent and (4) liens which are not substantial in character, amount or extent and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

    (r) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by the vote of those directors participating (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company and has approved the same, and
  (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

    (s) Material Contracts. The Company has delivered to Parent (i) true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound which require payments to be made in excess of $1,000,000 per year (other than purchase orders entered into in the ordinary course of business, real estate leases or agreements listed in any of the other disclosure schedules attached hereto) (collectively, "Material Contracts") and (ii) a written description of each Material Contract that has not been reduced to writing. Each of the Material Contracts is listed on Schedule 3.1(s). Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any material respect under any such Material Contract; and there has not occurred any event or events that with the lapse of time or the giving of notice or both would constitute such a material default.

    (t) Related Party Transactions. Except as set forth in the Company SEC Documents, no director, officer, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is
  (A) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (B) engaged in a business related to the business of the Company or any of its Subsidiaries, or (C) participating in any transaction to which the Company or any of its Subsidiaries is a party; or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

    (u) Indebtedness. Except as set forth on Schedule 3.1(u) hereto (or otherwise disclosed in the Company Financial Statements), neither the Company nor any of its Subsidiaries has any outstanding indebtedness for borrowed money or representing the deferred purchase price of property or services or similar liabilities or obligations, including any guarantee in respect thereof ("Indebtedness"), or is a party to any agreement, arrangement or understanding providing for the creation, incurrence or assumption thereof.

    (v) Liens. Except as set forth on Schedule 3.1(v) (or otherwise disclosed in the Company Financial Statements), neither the Company nor any of its Subsidiaries has granted, created, or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral assignment, lien, encumbrance or security agreement of any kind or nature whatsoever, except for statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent and liens which are not substantial in character, amount or extent and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

    (w) Suppliers. There has been no material deterioration in the relations of the Company and its Subsidiaries with any of their material suppliers since June 30, 1997.

    (x) Disclosure. Neither this Section 3 nor any schedule, attachment, written statement, document, certificate or other item supplied to Parent by or on behalf of the Company with respect to the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

  3.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

    (a) Organization, Standing and Power. Parent is a limited partnership and Sub is a corporation, and each is duly organized, validly existing and in good standing under the laws of its state of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign partnership or corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not have a Material Adverse Effect with respect to Parent.

    (b) Authority; No Violations; Consents and Approvals.

    (i) Each of Parent and Sub has all requisite partnership or corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership or corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by
  (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

    (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Sub will not result in any Violation pursuant to any provision of the respective Partnership Agreement or Certificate of Incorporation or Bylaws of Parent or Sub (as applicable) or, except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this
  Section 3.2(b) are duly and timely obtained or made, and the Company Stockholder Approval has been obtained, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets.

    (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by each of Parent and Sub or the consummation by each of Parent or Sub of the transactions contemplated hereby, except for: (A) filings under the HSR Act; (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; and (E) such filings in connection with any Gains and Transfer Taxes.

    (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Parent or Sub, or with respect to information supplied by Parent or Sub for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, any of such documents, such event shall be so described to the Company.

    (d) Financing. Parent and Sub have delivered to the Company a true and complete copy of the letters obtained by Parent and Sub from Merrill Lynch & Co., Inc. to provide debt financing for the transactions contemplated hereby (the "Financing Letters"). Parent and its Affiliates will provide $115,000,000 in equity financing for the transactions contemplated hereby.

    (e) Due Diligence. Parent and Sub acknowledge that they and their representatives have conducted an independent due diligence investigation of the Company and its Subsidiaries prior to the execution of this Agreement and will continue to do so. At the time of the execution of this Agreement, the officers of Parent are not aware of facts which would currently entitle Parent and Sub to decline to effect the Merger pursuant to Section 6.2(a). Parent and Sub agree to confirm to the Company in writing at the time the Proxy Statement is mailed to the Company's stockholders that such officers are not aware of any such facts.

                                  ARTICLE IV

                   Covenants Relating to Conduct of Business

  4.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to the Company and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

    (a) Ordinary Course. Each of the Company and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having material business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

    (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof.

    (c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) grant any options, warrants or rights, to purchase shares of Company Common Stock, (ii) amend the terms of or reprice any option or amend the terms of the Stock Option Plans, or (iii) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than the issuance of Shares upon the exercise of Employee Options that are outstanding on the date hereof.

    (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated hereby.

    (e) No Solicitation. From and after the date hereof until the termination of this Agreement, neither the Company or any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including any investment banker, advisor attorney or accountant retained by any of the above) (such officers, directors, employees, representatives, agents, affiliates, investment bankers, attorneys and accountants being referred to herein, collectively, as "Representatives"), will, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) provide any information to any other person or entity concerning the Company (other than information which the Company provides to other persons in the ordinary course of its business, so long as the Company has no reason to believe that such information will be used to make or evaluate an Acquisition Proposal, or as required by law) or (iii) enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal; and neither the Company nor any of its Subsidiaries will authorize or permit any of its Representatives to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its Subsidiaries or any of their respective Representatives may receive relating to any of such matters, including the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal as promptly as practicable; provided, however, that nothing contained in this Section 4.1(e) shall prohibit the Board of Directors of the Company from responding to any unsolicited written, bona fide Acquisition Proposal if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the advice of its Financial Advisor, determines in good faith that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the Company's stockholders than the transaction contemplated herein, (B) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, (C) prior to taking such action, the Company (x) provides reasonable prior notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, and (D) the Company shall promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects, of any such discussions or negotiations.

    For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions among the Company, Parent and Sub contemplated hereunder) involving the Company or any of its
  Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    (f) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto. The Company shall not acquire or agree to acquire any assets of any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business.

    (g) No Dispositions. Other than sales of inventory in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets (including any capital stock or other ownership interest of any Subsidiary of the Company).

    (h) Governmental Filings. The Company shall promptly provide Parent (or its counsel) with copies of all filings made by the Company with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

    (i) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

    (j) Other Actions. The Company will not nor will it permit any of its Subsidiaries to take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect or in any of the Company's covenants hereunder or any of the conditions to the Merger not being satisfied in all material respects.

    (k) Certain Employee Matters. The Company and its Subsidiaries shall not (without the prior written consent of Parent): (i) grant any increases in the compensation of any of its directors, officers or key employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated to be paid prior to the Effective Time by any of the existing Benefit Plans or Employee Arrangements as in effect on the date hereof to any such director, officer or key employee, whether past or present; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) except as may be required to comply with applicable law, become obligated under any new Benefit Plan or Employee Arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

    (l) Indebtedness; Agreements.

      (i) The Company shall not, nor shall the Company permit any of its Subsidiaries to, assume or incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others (other than borrowings under the Company's existing revolving credit facility in the ordinary course of business consistent with past practice) or enter into any operating or capital lease (other than entering into operating leases in connection with leasing additional retail space in the ordinary course of business consistent with past practice) or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person.

      (ii) The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or-provisions of any Material Contract.

    (m) Accounting. The Company shall not take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC or by law, with respect to accounting policies, procedures and practices.

    (n) Capital Expenditures. The Company and its Subsidiaries shall not incur any capital expenditures in excess of $100,000, except for capital expenditures contemplated by the Company's budget previously supplied to Parent.

    (o) Requisite Consents. The Company and its Subsidiaries shall use all commercially reasonable efforts to (i) obtain consents from third parties to the consummation of the Merger and the transactions contemplated thereby and hereby, which consents are material to the business of the Company (the "Requisite Consents") and (ii) ensure that such Requisite Consents are in full force and effect as of the Closing Date.

                                   ARTICLE V

                             Additional Agreements

  5.1 Preparation of the Proxy Statement; Company Stockholders Meeting.

  (a) As soon as practicable following the date hereof, the Company and Parent shall prepare the Proxy Statement. The Company will, as soon as practicable following the date hereof, file the Proxy Statement with the SEC. The Company will use all commercially reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date.

  (b) The Company will, as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of the Company's stockholders for the purpose of approving this Agreement and the transactions contemplated hereby. At such stockholders meeting, Parent shall cause all of the shares of Company Common Stock then owned by Parent and Sub to be voted in favor of the Merger.

  (c) Sub shall promptly submit this Agreement and the transactions contemplated hereby for approval and adoption by Parent, as its sole stockholder, by written consent.

  5.2 Access to Information. Upon reasonable notice, each of the Company or Parent, as the case may be, shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party (including, in the case of Parent and Sub, potential financing sources and their employees, accountants, counsel and other representatives), access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, such party shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party,
(a) copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and
(b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Confidentiality Agreement previously entered into between Parent and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

  5.3 Settlements. Neither the Company nor any of its Subsidiaries shall effect any settlements of any legal proceedings arising out of or related to the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby without the prior written consent of Parent.

  5.4 Fees and Expenses.

  (a) Except as otherwise provided in this Section 5.4 and except with respect to claims for damages incurred as a result of the breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

  (b) The Company agrees to pay Parent a fee in immediately available funds equal to $9,750,000 upon:

    (i) the termination of this Agreement under Section 7.1(d) in the event that any of the following events shall occur (each, a "Trigger Event"):

      (1) the Board of Directors of the Company shall have (A) withdrawn or modified, in a manner adverse to Parent or Sub, its recommendation of the Agreement or the Merger or (B) failed to confirm its recommendation of the Agreement or the Merger within two business days after a written request by Parent to do so after the occurrence of an Acquisition Proposal;

      (2) the Board of Directors of the Company shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal;

      (3) the Company shall have entered into an agreement (other than a confidentiality agreement as contemplated by Section 4.1(e)) with respect to an Acquisition Proposal;

      (4) any Person or group (other than Parent, Sub or any of their Affiliates) shall have acquired Company Common Stock after the date of this Agreement which, when added to Company Common Stock already owned by such Person or group, constitutes a majority of the outstanding Company Common Stock or a tender or exchange offer for Company Common Stock shall have been commenced and such offer ultimately results, including after the termination of this Agreement, in a Person or group owning a majority of the outstanding Company Common Stock; or

      (5) (A) an Acquisition Proposal is made and (B) the Company fails to call and hold a stockholders meeting to approve the Agreement and the Merger as promptly as is reasonably practicable having regard to the expected timing of the financing of the Merger and, in any event, on or prior to the 175th calendar day after the date hereof (such time period shall be extended by an amount of time equal, in the reasonable judgment of the Company, to any delays beyond the reasonable control of the Company in obtaining any required regulatory approvals in connection with the transactions contemplated hereby); or

    (ii) the termination of this Agreement under Section 7.1(b) following a material and willful breach by the Company of any covenant or agreement set forth in this Agreement, which breach could reasonably be expected to aid or encourage an Acquisition Proposal and shall not have been cured within ten business days following receipt by the Company of notice of such breach.

  (c) Upon any termination of this Agreement (other than a termination by the Company under Section 7.1(b)(i) hereof), the Company shall pay to Parent (not later than one business day after receipt of reasonable documentation therefor and in no event prior to January 2, 1998) such amounts as may be necessary to reimburse Parent and Sub for their reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Sub to third parties in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all costs and reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants, provided that (x) reimbursement for such fees and expenses shall be limited to $1,000,000 and (y) reimbursement under this sentence shall not cover fees incurred or paid by or on behalf of Parent or Sub under the Financing Letters. In addition, in the event the payment becomes due under
Section 5.4(b), the Company shall pay to Parent (not later than one business day after receipt of reasonable documentation therefor) all fees and expenses incurred or paid by or on behalf of Parent or Sub under the Financing Letters, provided that reimbursement for fees and expenses under this sentence shall be limited to $1,000,000. The Company shall in any event pay the amount requested (subject to the limits in the preceding two sentences) within one business day of receipt of reasonable documentation from Parent. The amounts payable to Parent and Sub under this Section 5.4(c) shall be in addition to (and not an offset against) the amount (if any) payable to Parent under Section 5.4(b).

  (d) Any amounts due under this Section 5.4 that are not paid when due shall bear interest at the rate of 12% per annum from the date due through and including the date paid.

  5.5 Brokers or Finders. (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor and Hatchett Capital Group, Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firms (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

  (b) Parent represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

  5.6 Indemnification; Directors' and Officers' Insurance.

  (a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and the Company and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), the Company shall defend the Indemnified Parties in such matter with counsel of the Company's choosing and the Indemnified Parties will use all reasonable efforts to assist in the vigorous defense of any such matter. In no event will the Company or the Surviving Corporation be liable for any settlement effected without its prior written consent which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this
Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.6 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Company and Sub agree that the foregoing rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

  (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and containing terms and conditions which are not materially less advantageous to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. The last annual premium paid by the Company was $105,000.

  (c) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Sub, the Company and the Surviving Corporation.

  5.7 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations or otherwise, to consummate and make effective the transactions contemplated by this Agreement, subject to the Company Stockholder Approval, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action. Without limiting the generality of the foregoing, the Company agrees to cooperate with Parent's and Sub's efforts to secure the financing contemplated by the Financing Letters, such cooperation to include providing such information to Parent's and Sub's financing sources as Parent or Sub may reasonably request and making available management and such other employees of the Company as Parent and Sub may reasonably request to participate in any marketing and sales efforts relating to sales of securities in connection with the Financing Letters.

  5.8 Conduct of Business of Sub. During the period of time from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

  5.9 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

  5.10 Withholding Rights. Sub and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Sub or the Surviving Corporation, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Sub or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Sub or the Surviving Corporation, as applicable.

                                  ARTICLE VI

                             Conditions Precedent

  6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon.

    (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent, Sub or the Surviving Corporation in connection therewith.

    (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

    (d) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or governmental agency or authority which prohibits the consummation of the Merger.

  6.2 Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement and except in those instances where the aggregate amounts represented by all breaches (other than breaches for which the Company has obtained the consent of Parent and Sub) of such representations and warranties are not likely to result in a Material Adverse Effect on the Company; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief financial officer of the Company to such effect.

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief financial officer of the Company to such effect.

    (c) Financing. Parent and Sub shall have received the debt financing for the transactions contemplated hereby on terms substantially as outlined in the Financing Letters.

    (d) Employment Matters. Lloyd L. Ross shall have entered into a two-year consulting agreement with the Surviving Corporation on terms consistent with the letter dated September 12, 1997 from Parent to him. Jerry M. Smith shall have entered into a three-year employment agreement with the Surviving Corporation on terms consistent with the letter dated September 12, 1997 from Parent to him and shall have made the investment in Sub as contemplated therein.

    (e) No Litigation. There shall be no action, suit or proceeding pending against Parent, Sub or the Company seeking to restrain or enjoin the Merger, or seeking a material amount of damages in connection with the Merger, which action, suit or proceeding has, in the opinion of legal counsel to Parent, a reasonable possibility of success.

    (f) Consents. The Company and the Subsidiaries shall have obtained all of Requisite Consents.

    (g) Dissenting Shares. No more than five percent (5.0%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

  6.3 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

    (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and by the chief financial officer of Parent to such effect.

    (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive officer and by the Chief Financial Officer of Parent to such effect.

                                  ARTICLE VII

                           Termination and Amendment

  7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or by Parent:

    (a) by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

    (b) by either the Company or Parent (i) so long as such party is not then in material breach of its obligations hereunder, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five business days following receipt by the breaching party of notice of such breach, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

    (c) by either the Company or Parent, so long as such party is not then in material breach of its obligations hereunder, if the Merger shall not have been consummated on or before the 180th calendar day following the date hereof; provided, that the right to terminate this Agreement under this
  Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

    (d) by Parent in the event that a Trigger Event has occurred under
  Section 5.4(b) prior to the Closing.

  7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or shareholders except (i) with respect to (A) this Section 7.2, (B) the second sentence of Section 5.2 and (C) Section 5.4, and (ii) to the extent that such termination results from the material breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement.

  7.3 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub and the Company at any time prior to the Effective Date with respect to any of the terms contained herein; provided, however, that, after this Agreement is approved by the Company's stockholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the holders of Shares.

  7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by mutual action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                 ARTICLE VIII

                              General Provisions

  8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II and Section 5.6 hereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

  8.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

    (a)if to Parent or Sub, to:

      Madison Dearborn Partners II, L.P.
      Three First National Plaza
      Chicago, Illinois 60602
      Attn: Benjamin D. Chereskin
      Telephone: (312) 732-5115
      Telecopy: (312) 732-4098

    with a copy to:

      Kirkland & Ellis
      200 East Randolph Drive
      Chicago, Illinois 60601
      Attn: Carter W. Emerson, P.C.
      Telephone: (312) 861-2000
      Telecopy: (312) 861-2200

    (b) if to the Company, to:

      Tuesday Morning Corporation
      14621 Inwood Rd.
      Dallas, Texas 75244
      Attn: Jerry M. Smith
      Telephone: (972) 450-8267
      Telecopy: (972) 387-2344

    with copies to:

      Crouch & Hallet, L.L.P.
      717 N. Harwood Suite 1400
      Dallas, TX 775201
      Attn: Bruce Hallett
      Telephone: (214) 953-0053
      Telecopy: (214) 953-0576

  8.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

  8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  8.5 Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in Section 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

  8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (a) Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to (i) any newly-formed direct wholly-owned Subsidiary of Parent or Sub or (ii) any institutional lender who provides funds to Parent, Sub or the Surviving Corporation for the consummation of the transactions contemplated hereby and (b) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Madison Dearborn Capital Partners II, L.P. or any subsidiary of the type contemplated in clause (a)(i) above. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          PARENT:

                                          Madison Dearborn Partners II, L.P.

                                          By: Madison Dearborn Partners, Inc.

                                                  /s/ Benjamin Chereskin
                                          By: _________________________________
                                                  Benjamin D. Chereskin

                                          SUB:

                                          Tuesday Morning Acquisition Corp.

                                                 /s/ Benjamin D. Chereskin
                                          By: _________________________________
                                                  Benjamin D. Chereskin
                                                     Vice President

                                          COMPANY:

                                          Tuesday Morning Corporation

                                                     /s/ Lloyd L. Ross
                                          By: _________________________________
                                          Lloyd L. Ross
                                          Chief Executive Officer

                                                                     APPENDIX B

Board of Directors
Tuesday Morning Corporation
14621 Inwood Road
Dallas, TX 75244

                                                             September 12, 1997

Gentlemen:

  We understand that Madison Dearborn Partners II. L.P., a Delaware limited partnership ("Madison Dearborn"), is undertaking a transaction whereby a wholly-owned subsidiary of Madison Dearborn will be merged with and into Tuesday Morning Corporation, a Delaware corporation ("Tuesday Morning" or the "Company"), pursuant to the terms of an Agreement and Plan of Reorganization and the exhibits thereto, dated as of September 12, 1997 (the "Merger Agreement"), such that Tuesday Morning becomes a wholly-owned subsidiary of Madison Dearborn (the "Transaction"). Pursuant to the Transaction, each outstanding share of Tuesday Morning Common Stock, $0.01 par value (the "Tuesday Morning Common Stock"), shall be converted into $25.00 per share (the "Consideration"), net to the seller in cash. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

  You have requested our opinion as to whether the Consideration to be received by the holders of Tuesday Morning Common Stock (the "Holders") in the Transaction is fair to such Holders, from a financial point of view.

  SBC Warburg Dillon Read Inc. has acted as financial advisor to the Board of Directors of Tuesday Morning in connection with the Transaction and will receive a fee upon the consummation thereof. In the ordinary course of business, we have traded securities of Tuesday Morning for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Tuesday Morning, (ii) reviewed certain management estimates for fiscal years 1997 and 1998 and financial projections prepared and approved by management of the Company based on estimates developed by Madison Dearborn,
(iii) reviewed certain publicly available analyst financial forecasts relating to Tuesday Morning, (iv) reviewed certain financial information and other data provided to us by Tuesday Morning that is not publicly available relating to the business and prospects of Tuesday Morning, (v) conducted discussions with members of the senior management of Tuesday Morning with respect to the operations, financial condition, history and prospects of the Company, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Tuesday Morning, (vii) reviewed the historical market prices of the Tuesday Morning Common Stock, (viii) compared the financial terms of the Transaction with the financial terms of certain other transactions which we believe to be generally comparable to the Transaction,
(ix) reviewed the Merger Agreement, and (x) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

  In conducting our review and arriving at our opinion, we have relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us or publicly available, and we have not assumed any responsibility in any respect for the accuracy, completeness or reasonableness of, or any obligation to verify, the same or to conduct any appraisal of assets. Without limiting the generality of the foregoing, we have relied with your consent upon the management of Tuesday Morning as to the reasonableness and achievability of the financial and operating forecasts and assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. Our opinion necessarily is based upon economic, market and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

  It is understood that this letter is for the benefit and use of the Board of Directors of Tuesday Morning in connection with its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Transaction. This letter addresses only the fairness, from a financial point of view, to the Holders of the Consideration to be paid in the Transaction pursuant to the Merger Agreement, does not address any other aspect of the Transaction and should not be construed as any recommendation or advice to the Board of Directors to approve the Merger or to any Holder to vote or take any other action in favor of the Transaction.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Holders in the Transaction is fair to such Holders from a financial point of view.

                                          Very truly yours,

                                          SBC Warburg Dillon Read Inc.

                                             /s/ SBC Warburg Dillon Read Inc.
                                          By: _________________________________

                                                                     APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or
(S) 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                           PROXY

                          TUESDAY MORNING CORPORATION

  The undersigned hereby (a) acknowledges receipt of the Notice of Special Meeting of Stockholders of Tuesday Morning Corporation (the "Company") to be held on December , 1997 at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints Lloyd L. Ross and Jerry M. Smith, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

1. PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED SEPTEMBER 12, 1997, BY AND AMONG THE COMPANY, MADISON DEARBORN PARTNERS II, L.P. AND A SUBSIDIARY OF MADISON DEARBORN PARTNERS II. L.P.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

2. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

  THIS PROXY WILL BE VOTED AND WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NAMED PROPOSAL.

  The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                       DATED: ___________________________, 1997
                                       ________________________________________
                                                      SIGNATURE
                                       ________________________________________
                                             (SIGNATURE IF HELD JOINTLY)

                                       PLEASE DATE THE PROXY AND SIGN YOUR
                                       NAME EXACTLY AS IT APPEARS HEREON.
                                       WHERE THERE IS MORE THAN ONE OWNER,
                                       EACH SHOULD SIGN. WHEN SIGNING AS AN
                                       ATTORNEY, ADMINISTRATOR, EXECUTOR,
                                       GUARDIAN OR TRUSTEE, PLEASE ADD YOUR
                                       TITLE AS SUCH. IF EXECUTED BY A
                                       CORPORATION, THE PROXY SHOULD BE SIGNED
                                       BY A DULY AUTHORIZED OFFICER. PLEASE
                                       SIGN THE PROXY AND RETURN IT PROMPTLY
                                       WHETHER OR NOT YOU EXPECT TO ATTEND THE
                                       MEETING. YOU MAY NEVERTHELESS VOTE IN
                                       PERSON IF YOU DO ATTEND.